                                                                     Exhibit 2.1

                                                                  EXECUTION COPY


                         BUSINESS COMBINATION AGREEMENT




                                      among




                         DAIMLER-BENZ AKTIENGESELLSCHAFT


                              CHRYSLER CORPORATION


                                       and


                          OPPENHEIM AKTIENGESELLSCHAFT


                             Dated as of May 7, 1998

                               TABLE OF CONTENTS

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                                    ARTICLE I
                           DAIMLER-BENZ EXCHANGE OFFER

Section 1.1.  The Daimler-Benz Exchange Offer ................................     2
Section 1.2.  Daimler-Benz Exchange Agent ....................................     3
Section 1.3.  German Exchange Offer Documents ................................     4
Section 1.4.  U.S. Exchange Documents ........................................     4
Section 1.5.  Antidilution Protection for Daimler-Benz Exchange Offer Ratio ..     5
Section 1.6.  Newco AG Name ..................................................     5

                                   ARTICLE II
                                 CHRYSLER MERGER

Section 2.1.  Formation of Chrysler Merger Sub. ..............................     5
Section 2.2.  Chrysler Merger ................................................     6
Section 2.3.  The U.S. Share Exchange ........................................     6
Section 2.4.  Conversion of Chrysler Common Stock in the Chrysler Merger .....     6
Section 2.5.  Exchange of Shares of Chrysler Common Stock ....................     8
Section 2.6.  Treatment of Chrysler Stock Plans ..............................    10
Section 2.7.  Redemption of Chrysler Preferred Stock .........................    13
Section 2.8.  Antidilution Protection for U.S. Exchange Ratio ................    13
Section 2.9.  Chrysler Merger Closing ........................................    14
Section 2.10. Certificate of Incorporation ...................................    14
Section 2.11. By-laws ........................................................    14
Section 2.12. Officers .......................................................    14
Section 2.13. Board of Directors .............................................    14

                                   ARTICLE III
                               DAIMLER-BENZ MERGER

Section 3.1.  Daimler-Benz Merger ............................................    15
Section 3.2.  Daimler-Benz Merger Closing ....................................    15
Section 3.3.  Conversion of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs
              in the Daimler-Benz Merger .....................................    15
Section 3.4.  Exchange of Daimler-Benz ADSs ..................................    15
Section 3.5.  Affiliates Letter ..............................................    17
Section 3.6.  Treatment of Daimler-Benz Stock Plans ..........................    17
Section 3.7.  Treatment of Daimler-Benz NEWS .................................    18
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Section 3.8.  Treatment of Daimler-Benz Subordinated Mandatory Convertible
              Notes ......................................................    18
Section 3.9.  Antidilution Protection for Daimler-Benz Merger Exchange
              Ratio ......................................................    18
Section 3.10. Treatment of Fractional Shares .............................    18
Section 3.11. Withholding Taxes ..........................................    19
Section 3.12. Singapore Depositary Shares ................................    19

                                   ARTICLE IV
                  NEWCO AG GOVERNANCE AFTER THE EFFECTIVE TIME

Section 4.1.  Newco AG Governance after Effective Time ...................    20
Section 4.2.  Integration Committee ......................................    21
Section 4.3.  Operational Headquarters ...................................    21
Section 4.4.  Language ...................................................    21

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

Section 5.1.  Corporate Organization .....................................    21
Section 5.2.  Subsidiaries ...............................................    22
Section 5.3.  Capital Stock ..............................................    23
Section 5.4.  Authority ..................................................    24
Section 5.5.  Consents and Approvals; No Violation .......................    24
Section 5.6.  Financial Statements; SEC Filings ..........................    25
Section 5.7.  Absence of Changes .........................................    26
Section 5.8.  Absence of Undisclosed Liabilities .........................    26
Section 5.9.  Litigation .................................................    27
Section 5.10. Taxes ......................................................    27
Section 5.11. Employee Benefit Plans .....................................    28
Section 5.12. Labor and Employment Matters ...............................    28
Section 5.13. Information Provided By Representing Party .................    29
Section 5.14. Ownership of Capital Stock .................................    30
Section 5.15. Voting Requirements ........................................    30
Section 5.16. Accounting Matters .........................................    30
Section 5.17. Opinion of Financial Advisor ...............................    30
Section 5.18. Finders and Advisors .......................................    31
Section 5.19. State Takeover Statutes; Stockholder Rights Plan ...........    31
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                                   ARTICLE VI
                     NEWCO AG REPRESENTATIONS AND WARRANTIES

Section 6.1.  Corporate Organization ....................................    31
Section 6.2.  Capital Stock .............................................    31
Section 6.3.  Authority .................................................    31
Section 6.4.  Consents and Approvals; No Violation ......................    32
Section 6.5.  Information Provided By Newco AG ..........................    32
Section 6.6.  Ownership of Capital Stock ................................    33
Section 6.7.  Accounting Matters ........................................    33
Section 6.8.  No Prior Activities .......................................    33

                                   ARTICLE VII
                 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

                                  ARTICLE VIII
                            EMPLOYEE BENEFIT MATTERS

Section 8.1.  Newco AG Retention/Personnel Policy .......................    36
Section 8.2.  Benefits ..................................................    36
Section 8.3.  Employment Agreements .....................................    37

                                   ARTICLE IX
                              ADDITIONAL AGREEMENTS

Section 9.1.  No Solicitation ...........................................    38
Section 9.2. Preparation of the F-4 Registration Statement, the Proxy Statement/Prospectus and the U.S. Exchange Offer Documents;
              Stockholders Meetings .....................................    40
Section 9.3.  Chrysler Stock Issuance ...................................    41
Section 9.4.  Accountants' Comfort Letters ..............................    42
Section 9.5.  Accountants' Pooling Letters ..............................    42
Section 9.6.  Access to Information; Confidentiality ....................    42
Section 9.7.  Takeover Statute ..........................................    43
Section 9.8.  Indemnification, Exculpation and Insurance ................    43
Section 9.9.  Public Announcements ......................................    44
Section 9.10. Affiliates ................................................    44
Section 9.11. Stock Exchange Listings ...................................    45
Section 9.12. Stockholder Litigation ....................................    46
Section 9.13. Tax Treatment .............................................    46
Section 9.14. Standstill Agreements; Confidentiality Agreements .........    46
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Section 9.15. Conveyance Taxes ........................................    46
Section 9.16. Certain Obligations of Newco AG .........................    47
Section 9.17. Reasonable Best Efforts .................................    47

                                    ARTICLE X
                               CLOSING CONDITIONS

Section 10.1. Conditions to All Parties' Obligation to Close ..........    48
Section 10.2. Conditions to Daimler-Benz's and Newco AG's Obligation to
              Close ...................................................    49
Section 10.3. Conditions to Chrysler's Obligation to Close ............    50
Section 10.4. Further Condition to Obligations of Daimler-Benz and
              Newco AG ................................................    51
Section 10.5. Frustration of Closing Conditions .......................    51

                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER

Section 11.1. Termination .............................................    51
Section 11.2. Effect of Termination ...................................    53

                                   ARTICLE XII
                                  MISCELLANEOUS

Section 12.1. No Survival of Representations and Warranties ...........    53
Section 12.2. Fees and Expenses .......................................    53
Section 12.3. Counterparts; Effectiveness .............................    53
Section 12.4. Governing Law ...........................................    53
Section 12.5. Notices .................................................    53
Section 12.6. Assignment; Binding Effect ..............................    55
Section 12.7. Severability ............................................    55
Section 12.8. Enforcement of Agreement ................................    56
Section 12.9. Entire Agreement; No Third-Party Beneficiaries ..........    56
Section 12.10.Reservation of Right to Revise Transaction ..............    56
Section 12.11.Extension of Time, Waiver, Etc ..........................    56
Section 12.12.Amendment ...............................................    57
Section 12.13.Interpretation ..........................................    57
Section 12.14.Responsibility for Obligations of Newco AG ..............    57
Section 12.15.Consent to Jurisdiction .................................    57
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                                       iv

                                  EXHIBIT INDEX


Exhibit A   --    Annex of Defined Terms
Exhibit B-1 --    Form of Chrysler Affiliate Agreement
Exhibit B-2 --    Form of Daimler-Benz Affiliate Agreement
Exhibit C   --    Form of Amended and Restated Certificate of Incorporation of
                  Chrysler Merger Sub
Exhibit D   --    Form of By-laws of Chrysler Merger Sub
Exhibit E   --    Designated Officers of Chrysler and Daimler-Benz

                         BUSINESS COMBINATION AGREEMENT


            BUSINESS COMBINATION AGREEMENT (this "Agreement"), dated as of May 7, 1998, among Daimler-Benz Aktiengesellschaft, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("Daimler-Benz"), Chrysler Corporation, a Delaware corporation ("Chrysler"), and Oppenheim Aktiengesellschaft, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("Newco AG").

            WHEREAS, Daimler-Benz and Chrysler desire to combine their respective businesses, stockholder groups, managements and other constituencies in a merger-of-equals transaction upon the terms and subject to the conditions of this Agreement;

            WHEREAS, Daimler-Benz, Chrysler and Newco AG desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement;

            WHEREAS, the Supervisory Board (Aufsichtsrat) of Newco AG and the Management Board (Vorstand) of each of Daimler-Benz and Newco AG and the Board of Directors of Chrysler have approved the transactions contemplated by this Agreement in accordance with the laws of their respective jurisdictions of organization and have authorized the execution and delivery of this Agreement;

            WHEREAS, Deutsche Bank Atkiengesellschaft has informed Daimler-Benz that such stockholder supports the transactions involving Daimler-Benz and Newco AG contemplated by this Agreement;

            WHEREAS, Tracinda Corporation has entered into a Stockholder's Agreement, dated the date hereof, among Daimler-Benz, Chrysler and such stockholder (the "Chrysler Stockholder's Agreement"), pursuant to which such stockholder has agreed to vote all shares of Chrysler Common Stock owned by it in favor of the transactions involving Chrysler contemplated by this Agreement at the Chrysler Stockholders Meeting;

            WHEREAS, for United States federal income tax purposes the parties intend that (i) the Chrysler Exchange, (a) will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and/or (b) when integrated with the Daimler-Benz Exchange Offer and taking into account the Daimler-Benz Merger, will be treated as a transaction described in Section 351(a) of the Code, (ii) the Daimler-Benz Exchange Offer either (a) when integrated with the Chrysler Merger and the U.S. Share Exchange, will be treated as a transaction described in Section 351(a) of the Code or (b) if integrated with the Daimler-Benz Merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (iii) this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code;

            WHEREAS, the parties intend that the Chrysler Merger, together with the U.S. Share Exchange, will qualify for an exception to the general rule of
Section 367(a)(1) of the Code;

            WHEREAS, for German tax purposes the Daimler-Benz Exchange Offer and the Daimler-Benz Merger are intended not to result in the recognition of any gain or loss by Newco AG, Daimler-Benz and stockholders of Daimler-Benz;

            WHEREAS, for financial reporting purposes the parties intend that the transactions contemplated by this Agreement will be accounted for as a "pooling-of-interests" transaction under United Stated generally accepted accounting principles ("US GAAP"); and

            WHEREAS, capitalized terms used in this Agreement and not elsewhere defined shall have the respective meanings set forth in Exhibit A hereto;

            NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Daimler-Benz, Chrysler and Newco AG agree as follows:


                                    ARTICLE I

                           DAIMLER-BENZ EXCHANGE OFFER

            Section 1.1. The Daimler-Benz Exchange Offer. Promptly after the Daimler-Benz Stockholder Approval and the vote necessary to obtain the Chrysler Stockholder Approval and so long as this Agreement has not been terminated in accordance with Section 11.1, Newco AG shall commence an offer (the "Daimler-Benz Exchange Offer"), which may consist of one offer made in the United States and one made elsewhere, to (i) the holders of Ordinary Shares of DM 5 nominal value each of Daimler-Benz or the corresponding no par value share, as the case may be (the "Daimler-Benz Ordinary Shares"), to exchange, subject to the Daimler-Benz Exchange Offer Conditions, one no par value Ordinary Share of Newco AG (the "Newco Ordinary Shares") for each Daimler-Benz Ordinary Share held by such holder, and (ii) the holders of Daimler-Benz American Depositary Shares representing Daimler-Benz Ordinary Shares ("Daimler-Benz ADSs") to exchange, subject to the Daimler-Benz Exchange Offer Conditions, one Newco American Depositary Share representing one Newco Ordinary Share ("Newco ADSs") for each Daimler-Benz ADS held by such holder (such one-for-one exchange offered in the foregoing clauses (i) and (ii) being referred to herein as the "Daimler-Benz Exchange Offer Ratio"). The obligation of Newco AG to issue Newco Ordinary Shares in exchange for Daimler-Benz Ordinary Shares and to cause the issuance of Newco ADSs in exchange for Daimler-Benz ADSs, in each case tendered pursuant to the Daimler-Benz Exchange Offer, shall be subject only to this Agreement not having been terminated pursuant to Section 11.1 and to the satisfaction or waiver (if permissible under this Agreement and effected in accordance with Section 12.11) of (1) the condition that such number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs which in the aggregate represent at least that number of outstanding

Daimler-Benz Ordinary Shares required for the transactions contemplated by this Agreement to be accounted for as a "pooling-of-interests" under US GAAP shall have been validly tendered, not withdrawn and available for purchase immediately prior to the Daimler-Benz Exchange Offer Expiration Date (the "Minimum Condition"); and (2) the conditions set forth in Article X of this Agreement, other than the condition set forth in Section 10.1(i) (together with the Minimum Condition, the "Daimler-Benz Exchange Offer Conditions"). The Minimum Condition shall not be waived and the Daimler-Benz Exchange Offer Ratio shall not be amended without the written consent of both Chrysler and Daimler-Benz; provided, however, if the number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs validly tendered, not withdrawn and available for purchase immediately prior to the Daimler-Benz Exchange Offer Expiration Date shall not satisfy the Minimum Condition, but shall be in excess of 80% of the capital stock of Daimler-Benz on a Fully Diluted Basis (the "80% Minimum"), the Minimum Condition shall mean the 80% Minimum unless Chrysler and Daimler-Benz otherwise agree. The expiration date of the Daimler-Benz Exchange Offer shall initially be the date which is 30 days after commencement of the Daimler-Benz Exchange Offer (such date, as it may be extended as provided herein, the "Daimler-Benz Exchange Offer Expiration Date") and, if any of the Daimler-Benz Exchange Offer Conditions is unsatisfied at such time and if requested by either Chrysler or Daimler-Benz, or if requested by either Chrysler or Daimler-Benz pursuant to clause (ii) below, shall be extended by Newco AG from time to time thereafter until the earliest of
(i) the maximum period permitted under the German Takeover Code
(Ubernahmekodex der Borsensachverstandigenkommission beim Bundesministerium der Finanzen) (the "German Takeover Code") or as otherwise approved by the Executive Office of the Takeover Commission (Ubernahmekommission pursuant to the German Takeover Code) (the "Executive Office of the Takeover Commission"), (ii) the close of business (Frankfurt time) on the day on which Daimler-Benz and Newco AG have publicly announced that all of the Daimler-Benz Exchange Offer Conditions shall have been satisfied or that they have been duly waived (or, if later, a date that is five business days following the initial expiration date, if either Chrysler or Daimler-Benz shall have requested Newco AG to extend the Daimler-Benz Exchange Offer Expiration Date to such date) and (iii) such time as this Agreement is terminated in accordance with Section 11.1. Subject only to the conditions set forth above, at the earliest practicable time following the Daimler-Benz Exchange Offer Expiration Date, Newco AG shall accept for exchange and shall exchange all Daimler-Benz Ordinary Shares and Daimler-Benz ADSs validly tendered and not withdrawn (the "German Share Exchange") and shall effect the German Share Exchange in accordance with applicable law by registering the increase of the Newco AG stated share capital in kind with the commercial register (Handelsregister) for Newco AG.

            Section 1.2. Daimler-Benz Exchange Agent. Newco AG shall appoint a bank or trust company or other independent financial institution reasonably satisfactory to Daimler-Benz and Chrysler to act as exchange agent for the Daimler-Benz Exchange Offer (the "Daimler-Benz Exchange Agent"). Newco AG shall enter into an Exchange Agent Agreement with the Daimler-Benz Exchange Agent in form and substance reasonably satisfactory to Daimler-Benz and Chrysler, which agreement shall set forth the duties, responsibilities and obligations of the Daimler-Benz Exchange Agent consistent with the terms of this Agreement. The Daimler-Benz Exchange Agent shall accept the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs tendered pursuant to the

Daimler-Benz Exchange Offer and contribute such Daimler-Benz Ordinary Shares and Daimler-Benz ADSs upon satisfaction or waiver of the Daimler-Benz Exchange Offer Conditions to Newco AG in exchange for Newco Ordinary Shares and Newco ADSs, respectively. Subject to Section 9.16, such exchange shall be effected in accordance with Sections 52 and 183 et seq. (including in particular
Section 187) of the German Stock Corporation Law (Aktiengesetz) by registering the contribution in kind agreement (Einbringungsvertrag) and the increase of the Newco AG stated share capital with the commercial register (Handelsregister) for Newco AG.

            Section 1.3. German Exchange Offer Documents. As soon as practicable prior to the date that the Daimler-Benz Exchange Offer commences, Newco AG shall inform all German stock exchanges on which the Daimler-Benz Ordinary Shares are listed, the German Federal Supervisory Authority for Securities Trading (Bundesaufsichtsamt fur den Wertpapierhandel) and the Executive Office of the Takeover Commission about the content of the Daimler-Benz Exchange Offer. Not later than one day prior to the date that the Daimler-Benz Exchange Offer commences, Newco AG shall issue a combined listing and sales prospectus pursuant to the German Stock Exchange Law (Borsengesetz) and the German Sales Prospectus Law (Wertpapier-Verkaufsprospektgesetz) (the "German Prospectus"), and on the date that the Daimler-Benz Exchange Offer commences, Newco AG shall publish an exchange offer pursuant to the German Takeover Code, each with respect to the Daimler-Benz Exchange Offer (the "German Exchange Offer Documents"). The German Exchange Offer Documents shall contain the recommendation of the Board of Management (Vorstand) of Daimler-Benz that holders of the Daimler-Benz Ordinary Shares accept the Daimler-Benz Exchange Offer and tender the Daimler-Benz Ordinary Shares into the Daimler-Benz Exchange Offer.

            Section 1.4. U.S. Exchange Documents. (a) As promptly as practicable on the date of commencement of the Daimler-Benz Exchange Offer, Newco AG shall file with the U.S. Securities and Exchange Commission ("SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1"). The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase containing the information included or incorporated by reference in the Proxy Statement/Prospectus and the forms of the related letter of transmittal and all other ancillary offer documents.

                  (b) As promptly as practicable on the date of commencement of the Daimler-Benz Exchange Offer, Daimler-Benz shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9"), which shall contain the recommendation of the Board of Management (Vorstand) of Daimler-Benz that holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs who are U.S. Persons accept the Daimler-Benz Exchange Offer and tender their Daimler-Benz Ordinary Shares and Daimler-Benz ADSs into the Daimler-Benz Exchange Offer. The
Schedule 14D-1 and the Schedule 14D-9 together with all amendments and supplements thereto are referred to herein collectively as the "U.S. Exchange Offer Documents." The German Exchange Offer Documents together with the U.S. Exchange Offer Documents are collectively referred to hereinafter as the "Exchange Offer Documents."

            Section 1.5. Antidilution Protection for Daimler-Benz Exchange Offer Ratio. If, between the date of this Agreement and the Daimler-Benz Exchange Offer Expiration Date, the outstanding Newco Ordinary Shares, Daimler-Benz Ordinary Shares or shares of Chrysler Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, combination, or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Daimler-Benz Exchange Offer Ratio shall be appropriately adjusted to provide to the holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs the same economic effect as contemplated by this Agreement prior to such event.

            Section 1.6. Newco AG Name. Unless Newco AG's legally registered name shall previously have been established as such, promptly following the consummation of the Daimler-Benz Exchange Offer, Newco AG, Daimler-Benz and Chrysler shall cause the name of Newco AG to be changed and legally registered in all appropriate jurisdictions as "Daimler Chrysler Aktiengesellschaft."


                                   ARTICLE II

                                 CHRYSLER MERGER

            Section 2.1. Formation of Chrysler Merger Sub. As promptly as possible following the date hereof, Newco AG shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to Daimler-Benz and Chrysler to act as exchange agent for the U.S. Share Exchange and the delivery of the U.S. Merger Consideration to former stockholders of Chrysler (the "U.S. Exchange Agent"). Following such appointment, the U.S. Exchange Agent or Chrysler shall cause to be incorporated pursuant to the DGCL a corporation which shall be a constituent company in the Chrysler Merger ("Chrysler Merger Sub"). Daimler-Benz, Newco AG and Chrysler shall enter into an Exchange Agent Agreement with the U.S. Exchange Agent in form and substance reasonably satisfactory to Daimler-Benz and Chrysler, which agreement shall set forth the duties, responsibilities and obligations of the U.S. Exchange Agent consistent with the terms of this Agreement. Solely to accommodate the transactions described in this Article II, the U.S. Exchange Agent shall hold all of the issued and outstanding shares of common stock, par value $.01 per share, of Chrysler Merger Sub (the "Chrysler Merger Sub Common Stock").

            Section 2.2. Chrysler Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Chrysler Merger Sub shall be merged with and into Chrysler (the "Chrysler Merger"), and Chrysler shall be the surviving corporation in the Chrysler Merger (the "U.S. Surviving Corporation"). The corporate existence of Chrysler, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Chrysler Merger and, as the U.S. Surviving Corporation, it shall be governed by the laws of the State of Delaware and succeed to all rights, assets, liabilities and obligations of Chrysler Merger Sub in accordance with
Section 259(a) of the DGCL. The separate existence and corporate organization of Chrysler Merger Sub shall cease at the Effective Time.

            Section 2.3. The U.S. Share Exchange. Upon the terms and subject to the conditions of this Agreement, as soon as possible after the Effective Time, Newco AG will issue the U.S. Merger Consideration to the U.S. Exchange Agent for the account of the former stockholders of Chrysler, and the U.S. Exchange Agent will contribute, for the account of the former stockholders of Chrysler, all of the issued and outstanding shares of Surviving Corporation Common Stock to Newco AG as a transfer in kind (the "U.S. Share Exchange"). Subject to Section 9.16, such exchange shall be effected in accordance with Sections 52 and 183 et seq. (including in particular Section 187) of the German Stock Corporation Law (Aktiengesetz) by registering the contribution in kind agreement (Einbringungsvertrag) and the increase of the Newco AG stated share capital with the commercial register (Handelsregister) for Newco AG. At the Effective Time, the obligation of the parties to effect the U.S. Share Exchange shall be unconditional.

            Section 2.4. Conversion of Chrysler Common Stock in the Chrysler Merger. At the Effective Time, by virtue of the Chrysler Merger and without any action on the part of the holder of any share of common stock, par value $1.00 per share, of Chrysler (including the associated preferred share purchase rights, the "Chrysler Common Stock"):

                  (a) The Chrysler Common Stock which is held by Chrysler as treasury stock (or held by any wholly owned Subsidiary of Chrysler) shall be cancelled and retired and shall cease to exist, without any conversion thereof, and no payment shall be made with respect thereto.

                  (b) Each share of Chrysler Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares canceled pursuant to Section 2.4(a)) shall be converted into the right to receive, upon surrender of the certificate formerly representing such share of Chrysler Common Stock pursuant to Section 2.5, that fraction of a Newco ADS expressed as a decimal carried to 4 digits which results from the computation in the Exchange Ratio Formula. Such decimal fraction of a Newco ADS is referred to herein as the "U.S. Exchange Ratio" and the Newco Ordinary Shares (including those represented by Newco ADSs) to be issued in the Chrysler Merger are referred to herein as the "U.S. Merger Consideration." Notwithstanding the foregoing, prior to the delivery of the Newco ADSs to the U.S. Exchange Agent pursuant to Section 2.5 for the account of the former stockholders of Chrysler in the U.S. Share Exchange, each such stockholder shall, in addition to his, her or its right to receive such Newco ADSs, have a continuing ownership interest in the U.S. Surviving Corporation identical in all respects to his, her or its ownership interest in Chrysler immediately prior to the Effective Time, such ownership interest to be extinguished automatically upon such delivery of Newco ADSs to the U.S. Exchange Agent.

                  (c) The Exchange Ratio Formula shall be the following:

            Exchange Ratio = 103.4929 x  (DP x DAP) + SOP
                                        ------------------------
                                         (DAP x DP) x (DAP + SOP)

      As used in the Exchange Ratio Formula, the following terms have the following meaning:

                  "DAP" refers to Daimler-Benz's adjusted price per Daimler-Benz Ordinary Share and is herein defined to mean (i) that number of Deutsche Marks equal to 190.8 minus the sum of (A) the per Daimler-Benz Ordinary Share regular annual dividend in respect of the year 1997 payable on or about May 28, 1998, plus (B) the per Daimler-Benz Ordinary Share amount of the Special Distribution payable on or about June 15, 1998, or (ii) in the event that Daimler-Benz fails to pay its previously announced Special Distribution payable on or about June 15, 1998, that number of Deutsche Marks equal to 185.09 minus the per Daimler-Benz Ordinary Share regular annual dividend in respect to the year 1997 payable on or about May 28, 1998.

                  "SOP" refers to Daimler-Benz's Schutt aus/Hol zuruck share offering proceeds and is herein defined to mean (i) the aggregate amount of net proceeds, expressed in Deutsche Marks, received by Daimler-Benz in respect of its global offering of rights to acquire Daimler-Benz Ordinary Shares and Daimler-Benz ADSs, which is currently scheduled to become effective on or about June 8, 1998, and which is described generally in the Registration Statement (File No. 333-8662) filed with the SEC on April 22, 1998 (the "Rights Offering"), divided by (ii) 516,748,337 if the Rights are not distributed to the holders of the Notes or 523,299,381 if the Rights are distributed to such holders; provided that SOP shall equal 0 if the Rights Offering is canceled or otherwise is not consummated.

                  "DP" refers to the Rights Offering discounted price expressed as a percentage of the then current market price and is herein defined to mean that decimal fraction carried to four digits determined by dividing
      (1) the offering price per new Daimler-Benz Ordinary Share (expressed in Deutsche Marks) in the Rights Offering by (2) the reported last sale price per Daimler-Benz Ordinary Share on the FSE, as reported by the FSE, on the last full trading day which immediately precedes the public announcement of the price at which a holder of a Right will be entitled to purchase a Daimler-Benz Ordinary Share pursuant to the Rights Offering; provided that DP shall equal 1 if the Rights Offering is canceled or otherwise is not consummated.

                  (d) Each share of Chrysler Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of common stock, par value $.01 per share, of the U.S. Surviving Corporation ("Surviving Corporation Common Stock").

            Section 2.5. Exchange of Shares of Chrysler Common Stock.

                  (a) U.S. Exchange Fund. The aggregate U.S. Merger Consideration transferred by Newco AG to the U.S. Exchange Agent pursuant to
Section 2.3, together with any dividends or other distributions with respect to Newco ADSs to be made pursuant to Section 2.5(c), is referred to herein as the "U.S. Exchange Fund."

                  (b) Exchange Procedures. Promptly after the Effective Time, the U.S. Exchange Agent will mail to each former record holder of shares of Chrysler Common Stock entitled to receive U.S. Merger Consideration pursuant to
Section 2.4(b) a form of letter of transmittal which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly representing shares of Chrysler Common Stock ("Old Chrysler Certificates") to the U.S. Exchange Agent and instructions for use in effecting the surrender to the U.S. Exchange Agent of Old Chrysler Certificates in exchange for Newco ADSs. The letter of transmittal shall contain such other terms and conditions as Daimler-Benz and Chrysler reasonably specify. Upon surrender of an Old Chrysler Certificate to the U.S. Exchange Agent, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents reasonably required by the U.S. Exchange Agent or Daimler-Benz and Chrysler, (i) the holder of such Old Chrysler Certificate shall be entitled to receive in exchange therefor (x) a certificate registered in the name of such holder representing the number of whole Newco ADSs and any fractional Newco ADS into which the shares previously represented by such Old Chrysler Certificate shall have been converted at the Effective Time and (y) if applicable, a check payable to such holder representing the payment of any dividends and distributions pursuant to Section 2.5(c), and (ii) such Old Chrysler Certificate shall forthwith be cancelled. If any cash is to be paid to, or any certificate representing Newco ADSs is to be issued in the name of, a person other than the person in whose name the Old Chrysler Certificate so surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance that the Old Chrysler Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the payment of cash to, or the issuance of a certificate representing Newco ADSs in the name of, a person other than the registered holder of the Old Chrysler Certificate so surrendered or shall establish to the satisfaction of the U.S. Exchange Agent and Newco AG that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.5 and subject to the third sentence of Section 2.4(b), each Old Chrysler Certificate shall, at and after the Effective Time, represent for all purposes only the right to receive Newco ADSs and any dividends and distributions as provided in Section 2.5(c), if any.

                  (c) Dividends; Distributions. No dividends or other distributions declared after the Effective Time on Newco Ordinary Shares underlying the Newco ADSs and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Old Chrysler Certificates with respect to which the Newco ADSs shall have been issued in the Chrysler Merger. All such dividends or other distributions shall be paid by Newco AG to the U.S. Exchange Agent (on behalf of holders of unsurrendered Old Chrysler Certificates) and shall be included in the U.S. Exchange Fund, in each case until such Old Chrysler Certificates shall be surrendered as provided herein, but (i) upon such surrender there shall be paid to the person in whose name the certificates representing such Newco ADSs shall be issued the amount of dividends theretofore paid with respect to such Newco ADSs as of any date subsequent to the Effective Time, and (ii) at the appropriate payment date or as soon as practicable thereafter, there shall be paid to such person the amount of dividends with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Newco ADSs, subject in any case to any applicable abandoned property, escheat and similar laws. No interest shall be payable with respect to the payment of such dividends on surrender of outstanding Old Chrysler Certificates.

                  (d) Final Settlement. From and after the Effective Time, the holders of Old Chrysler Certificates shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law. All rights to receive cash, if any, and Newco ADSs into which shares of Chrysler Common Stock shall have been converted pursuant to this Article II shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of Chrysler Common Stock.

                  (e) Transfer Books. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the U.S. Surviving Corporation of shares of Chrysler Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Chrysler Certificates are presented to the U.S. Surviving Corporation, they shall be cancelled and exchanged for cash or certificates representing Newco ADSs, or both, in accordance with the procedures set forth in this Article II.

                  (f) Affiliates Letter. Notwithstanding anything to the contrary contained herein, for purposes of qualifying the transactions contemplated hereby for "pooling-of-interests" accounting treatment under Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants ("APB No. 16") and applicable SEC rules and regulations, no Newco ADSs or cash shall be delivered to a person who is an affiliate of Chrysler unless such person has executed and delivered an agreement in the form of Exhibit B-1 or unless Chrysler and Daimler-Benz shall have determined that the transactions contemplated by this Agreement will not be accounted for as a "pooling-of-interests" under US GAAP because of other circumstances.

                  (g) Termination of U.S. Exchange Fund. Any portion of the U.S. Exchange Fund that remains undistributed to the holders of the Old Chrysler Certificates one year after the Effective Time shall be delivered by the U.S. Exchange Agent to a depositary bank designated by Newco AG, upon demand, whereupon such depositary bank shall hold the U.S. Exchange Fund on behalf of holders of unsurrendered Old Chrysler Certificates, and any holders of the Old Chrysler Certificates who have not theretofore complied with this Section 2.5 shall thereafter look only to Newco AG or such depositary bank for payment of their claim for U.S. Merger Consideration and any dividends or distributions with respect to Newco ADSs and Newco AG shall cause the depositary bank to satisfy such claim. Such depositary bank shall maintain an office in the City of New York where holders of Old Chrysler Certificates may comply with this Article II.

                  (h) Withholding Taxes. Each of the U.S. Exchange Agent and Newco AG shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Old Chrysler Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld by the U.S. Exchange Agent or Newco AG, as the case may be, such withholdings shall be treated for all purposes of this Agreement as having been paid to the holder of the Old Chrysler Certificate in respect of which such deduction and withholding was made by the U.S. Exchange Agent or Newco AG, as the case may be.

                  (i) No Liability. None of Daimler-Benz, Chrysler, the U.S. Surviving Corporation, Newco AG or the U.S. Exchange Agent shall be liable to any person in respect of any Newco ADSs, any dividends or distributions with respect to Newco Ordinary Shares underlying such Newco ADSs or any cash from the U.S. Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (j) Lost, Stolen or Destroyed Certificates. If any Old Chrysler Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Chrysler Certificate to be lost, stolen or destroyed and, if required by the U.S. Surviving Corporation, Newco AG or the U.S. Exchange Agent, the posting by such person of a bond in such reasonable amount as such entity may direct as indemnity against any claim that may be made against it with respect to such Old Chrysler Certificate, the U.S. Exchange Agent shall issue in exchange for such lost, stolen or destroyed Old Chrysler Certificate the U.S. Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Newco Ordinary Shares deliverable in respect thereof, in each case pursuant to this Agreement.

            Section 2.6. Treatment of Chrysler Stock Plans. (a) Subject to the consummation of the Chrysler Merger, immediately prior to the Effective Time each outstanding Chrysler Employee Stock Option will become exercisable, and shall be deemed to be exercised, and (i) if the transactions contemplated by this Agreement are accounted for as a "pooling-of-interests" under APB No. 16, will then be converted (and such Chrysler Employee Stock Option will be extinguished) into a right to receive that number of whole Newco ADSs and any fractional Newco ADS determined in accordance with the following formula:

            Option Shares x (Closing Value - Exercise Price) x 1.02
            -------------------------------------------------------
                               ADS Closing Price

or (ii) if subclause (i) is not applicable, will be settled (and such Chrysler Employee Stock Option will be extinguished) in an amount of cash to be paid by Chrysler (and not directly or indirectly reimbursed by Newco AG or Daimler-Benz) and determined in accordance with the following formula: Option Shares x (Closing Value - Exercise Price), where "Option Shares" is the number of shares of Chrysler Common Stock subject to the Chrysler Employee Stock Option; "Closing Value" is the closing per share price of Chrysler Common Stock as reported in The Wall Street Journal for the last trading day prior to the Effective Time; "Exercise Price" is the per share exercise price for shares subject to the Chrysler Employee Stock Option; and "ADS Closing Price" is the closing per share price of a Daimler-Benz ADS as reported in The Wall Street Journal for the last trading day prior to the Effective Time. As soon as practicable following the Effective Time and immediately prior to the U.S. Share Exchange, Chrysler shall deliver to the U.S. Exchange Agent the aggregate number of shares of Chrysler Common Stock issuable pursuant to the deemed exercise provided in this Section 2.6(a) and, subject to Section 9.16, for contribution in kind to Newco AG by the U.S. Exchange Agent on behalf of the Chrysler Employee Optionholders.

                  (b) Subject to the consummation of the Chrysler Merger, immediately prior to the Effective Time each outstanding Chrysler performance share award shall be deemed vested in accordance with the terms of Chrysler's 1991 Stock Compensation Plan and (i) if the transactions contemplated by this Agreement are accounted for as a "pooling-of-interests" under APB No. 16, shall be settled with that number of whole Newco ADSs and any fractional Newco ADS determined in accordance with the following formula:

                    Performance Shares x Closing Value x 1.02
                    -----------------------------------------
                                ADS Closing Price

or (ii) if subclause (i) is not applicable, shall be settled in an amount of cash to be paid by Chrysler (and not directly or indirectly reimbursed by Newco AG or Daimler-Benz) and determined in accordance with the following formula:
Performance Shares x Closing Value where "Performance Shares" is the number of shares of Chrysler Common Stock subject to the performance share award. As soon as practicable following the Effective Time and immediately prior to the U.S. Share Exchange, Chrysler shall transmit to the U.S. Exchange Agent the aggregate number of shares of Chrysler Common Stock subject to outstanding performance share awards, subject to Section 9.16, for contribution in kind into Newco AG by the U.S. Exchange Agent on behalf of the holders of performance share awards.

                  (c) Subject to the consummation of the Chrysler Merger, immediately prior to the Effective Time, each outstanding Chrysler stock unit shall be deemed vested in accordance with the terms of Chrysler's 1996 Non-employee Director Stock Unit Plan and (i) if the transactions contemplated by this Agreement are accounted for as a "pooling-of-interests" under APB No. 16, shall be settled with that number of whole Newco ADSs and any fractional Newco ADS determined in accordance with the following formula:

                              Closing Value x 1.02
                              --------------------
                                ADS Closing Price

or (ii) if subclause (i) is not applicable, shall be settled in an amount of cash to be paid by Chrysler (and not directly or indirectly reimbursed by Newco AG or Daimler-Benz) and equal to the Closing

Value. As soon as practicable following the Effective Time and immediately prior to the U.S. Share Exchange, Chrysler shall transmit to the U.S. Exchange Agent the aggregate number of shares of Chrysler Common Stock subject to outstanding stock units, subject to Section 9.16, for contribution in kind into Newco AG by the U.S. Exchange Agent on behalf of the holders of stock units.

                  (d) Subject to the consummation of the Chrysler Merger immediately prior to the Effective Time, each outstanding Chrysler restricted stock unit award shall be deemed vested in accordance with the terms of Chrysler's 1991 Stock Compensation Plan and (i) if the transactions contemplated by this Agreement are accounted for as a "pooling-of-interests" under APB No. 16, shall be settled with that number of whole Newco ADSs and any fractional Newco ADS determined in accordance with the following formula:

                  Restricted Stock Units x Closing Value x 1.02
                  ---------------------------------------------
                                ADS Closing Price

or (ii) if subclause (i) is not applicable, shall be settled in an amount of cash to be paid by Chrysler (and not directly or indirectly reimbursed by Newco AG or Daimler-Benz) and determined in accordance with the following formula:
Restricted Stock Units x Closing Value, where "Restricted Stock Units" is the number of shares of Chrysler Common Stock subject to the restricted stock unit award. As soon as practicable following the Effective Time and immediately prior to the U.S. Share Exchange, Chrysler shall transmit to the U.S. Exchange Agent the aggregate number of shares of Chrysler Common Stock subject to outstanding restricted stock unit awards, subject to Section 9.16, for contribution in kind into Newco AG by the U.S. Exchange Agent on behalf of the holders of restricted stock unit awards.

                  (e) To the extent that any person would otherwise be entitled to receive a fraction of a Newco ADS pursuant to this Section 2.6, such fraction shall be treated in accordance with Section 3.10.

                  (f) If the transactions contemplated by this Agreement are accounted for as a "pooling-of-interests" under APB No. 16, as soon as practicable following the Effective Time, Newco AG shall cause the U.S. Exchange Agent to deliver to the former holders of Chrysler Employee Stock Options, Chrysler performance share awards, Chrysler stock units and Chrysler restricted stock unit awards, the Newco ADSs payable pursuant to this Section 2.6. If the transactions contemplated by this Agreement are not accounted for as a "pooling-of-interests" under APB No. 16, as soon as practicable following the Effective Time, Chrysler shall deliver to the former holders of Chrysler Employee Stock Options, Chrysler performance share awards, Chrysler stock units and Chrysler restricted stock unit awards, any cash amount payable pursuant to this Section 2.6.

                  (g) If the transactions contemplated by this Agreement are accounted for as a "pooling-of-interests" under APB No. 16, Newco AG and Chrysler shall establish a mechanism whereby each person who is permitted to sell Newco ADSs received pursuant to this Section 2.6 without registration under the Securities Act can sell all or a portion of such Newco ADSs through open market sales of such Newco ADSs to be effected by a broker selected by Chrysler and reasonably satisfactory to Daimler-Benz. Chrysler shall, at least ten days prior to the Effective Time, identify the broker to whom such holders may direct sales orders. Newco AG shall deliver (or cause the U.S. Exchange Agent to deliver) the aggregate number of Newco ADSs subject to all such sales orders received prior to the Effective Time to the broker as soon as practicable thereafter, but no later than five business days after the Effective Time and any holder directing such a sales order shall bear the cost of all expenses, including all commissions, related thereto.

                  (h) Chrysler agrees to use its reasonable best efforts, if the transactions contemplated by this Agreement shall be accounted for as a "pooling-of-interests" under APB No. 16, to take such actions (including, but not limited to, adopting all required amendments) with respect to (i) all compensation and benefit plans and arrangements and (ii) all awards outstanding under such plans or arrangements, in each case that are required to enable the transactions contemplated by this Agreement to be accounted for as a "pooling-of-interests" under APB No.
16.

            Section 2.7. Redemption of Chrysler Preferred Stock. Prior to the Effective Time, Chrysler shall have redeemed all outstanding shares of Series A Convertible Preferred Stock, par value $1.00 per share, of Chrysler (the "Chrysler Preferred Stock") in the manner contemplated by and pursuant to the terms and procedures set forth in the Certificate of Designation, Preferences and Rights with respect to the Chrysler Preferred Stock.

            Section 2.8. Antidilution Protection for U.S. Exchange Ratio. If, between the date of this Agreement and the Effective Time, the outstanding Newco Ordinary Shares, Daimler-Benz Ordinary Shares or shares of Chrysler Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the U.S. Exchange Ratio shall be appropriately adjusted to provide to the holders of Chrysler Common Stock the same economic effect as contemplated by this Agreement prior to such event.

            Section 2.9. Chrysler Merger Closing. Immediately following consummation of the Daimler-Benz Exchange Offer, the closing of the Chrysler Merger (the "Chrysler Merger Closing") shall be held at 10:00 a.m. at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, or at such other place and time as the parties shall agree. At the Chrysler Merger Closing, a certificate of merger shall be executed and acknowledged by Chrysler Merger Sub and Chrysler and delivered to the Secretary of State of the State of Delaware for filing as provided by the DGCL and, upon completion of such filing, the Chrysler Merger shall become effective as set forth herein and in such certificate. The time the Chrysler Merger becomes effective is referred to herein as the "Effective Time."

            Section 2.10. Certificate of Incorporation. Upon the formation of Chrysler Merger Sub, its Certificate of Incorporation shall be substantially in the form of Exhibit C hereto (the "Chrysler Merger Sub Charter"), and such Chrysler Merger Sub Charter will continue to be in effect immediately prior to the Effective Time. The Chrysler Merger Sub Charter shall be the Certificate of Incorporation of the U.S. Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the DGCL and such Certificate of Incorporation.

            Section 2.11. By-laws. Newco AG, Daimler-Benz and Chrysler will take all action necessary to ensure that the By-laws of Chrysler Merger Sub, substantially in the form of Exhibit D hereto (the "Chrysler Merger Sub By-laws"), will be in effect immediately prior to the Effective Time. The Chrysler Merger Sub By-laws shall be the By-laws of the U.S. Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the DGCL, the Amended and Restated Chrysler Merger Sub Charter and such By-laws.

            Section 2.12. Officers. The officers of Chrysler Merger Sub immediately prior to the Effective Time, who shall be reasonably acceptable to Chrysler and Daimler-Benz, shall be the officers of the U.S. Surviving Corporation, and such individuals shall serve until their successors shall have been elected and shall qualify.

            Section 2.13. Board of Directors. The directors of Chrysler Merger Sub immediately prior to the Effective Time, who shall be reasonably acceptable to Chrysler and Daimler-Benz, shall be the directors of the U.S. Surviving Corporation, and such individuals shall serve until their successors shall have been elected and shall qualify.

                                   ARTICLE III

                               DAIMLER-BENZ MERGER

            Section 3.1. Daimler-Benz Merger. As soon as practicable following the date hereof, Newco AG and Daimler-Benz shall enter into a merger agreement pursuant to Section 5 of the German Transformation Act (Umwandlungsgesetz) which shall be in form and substance reasonably satisfactory to Daimler-Benz and Chrysler (the "German Merger Agreement"). In accordance with the German Merger Agreement, the German Stock Corporation Law (Aktiengesetz) and the German Transformation Act (Umwandlungsgesetz) (the "German Stock Corporation Law (Aktiengesetz)" and, together with the German Transformation Act (Umwandlungsgesetz), the "GSCL"), Daimler-Benz shall be merged with and into Newco AG (the "Daimler-Benz Merger"), and Newco AG shall be the surviving corporation in the Daimler-Benz Merger (the "German Surviving Corporation"). As a consequence of the Daimler-Benz Merger, the corporate existence of Daimler-Benz will cease and Newco AG will succeed to all rights, assets, liabilities and obligations of Daimler-Benz in accordance with the GSCL.

            Section 3.2. Daimler-Benz Merger Closing. As soon as possible following the U.S. Share Exchange, the Daimler-Benz Merger shall be effected in accordance with applicable law by registering the merger with the commercial registers (Handelsregister) for Daimler-Benz and Newco AG, and the parties shall make all other filings and recordings required under the GSCL. The time the Daimler-Benz Merger becomes effective is hereinafter referred to as the "German Effective Time."

            Section 3.3. Conversion of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs in the Daimler-Benz Merger. At the German Effective Time, by virtue of the Daimler-Benz Merger and without any action on the part of the holder of any Daimler-Benz Ordinary Shares, the stockholders of Daimler-Benz (other than Daimler-Benz or Newco AG) shall automatically become stockholders of Newco AG. Each Daimler-Benz Ordinary Share shall embody solely the right to receive one Newco Ordinary Share in exchange for such Daimler-Benz Ordinary Share, and each Daimler-Benz ADS shall embody solely the right to receive one Newco ADS in exchange for such Daimler-Benz ADS (such exchange ratio being referred to herein as the "Daimler-Benz Merger Exchange Ratio" and the Newco Ordinary Shares, including those represented by the Newco ADSs, to be issued in the Daimler-Benz Merger are referred to herein as the "Daimler-Benz Merger Consideration").

            Section 3.4. Exchange of Daimler-Benz ADSs.

                  (a) Exchange Procedures. Newco AG shall instruct the depositary bank for the Newco ADSs to mail to each former holder of record of Daimler-Benz ADSs entitled to receive the Daimler-Benz Merger Consideration pursuant to Section 3.3 a form of letter of transmittal which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly representing Daimler-Benz ADSs ("Old Daimler-Benz ADRs") to the depositary bank and instructions for use in effecting the surrender to the depositary bank of Old Daimler-Benz ADRs in exchange for Newco ADSs. The letter of transmittal shall contain such other terms and conditions as Newco AG specifies. Upon surrender of an Old Daimler-Benz ADR to the depositary bank, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents reasonably required by the depositary bank or Newco AG, (i) the holder of such Old Daimler-Benz ADR shall be entitled to receive in exchange therefor (x) an ADR registered in the name of such holder representing the number of whole Newco ADSs into which the shares previously represented by such Old Daimler-Benz ADR shall have been converted at the German Effective Time and (y) if applicable, a check payable to such holder representing the payment of any dividends and distributions pursuant to Section 3.4(b), and (ii) such Old Daimler-Benz ADR shall forthwith be cancelled. If any cash is to be paid to, or any certificate representing Newco ADSs is to be issued in the name of, a person other than the person in whose name the Old Daimler-Benz ADR so surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance that the Old Daimler-Benz ADR so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the payment of cash to, or the issuance of a certificate representing Newco ADSs in the name of, a person other than the registered holder of the Old Daimler-Benz ADR so surrendered or shall establish to the satisfaction of Newco AG that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.4, each Old Daimler-Benz ADR shall, at and after the German Effective Time, represent for all purposes only the right to receive Newco ADSs and any dividends and distributions as provided in Section 3.4(b), if any.

                  (b) Dividends; Distributions. No dividends or other distributions declared after the German Effective Time on Newco Ordinary Shares underlying Newco ADSs and payable to the holders of record thereof after the German Effective Time shall be paid to the holder of any unsurrendered Old Daimler-Benz ADR with respect to which the Newco ADSs shall have been issued in the Daimler-Benz Merger until such Old Daimler-Benz ADRs shall be surrendered as provided herein, but (i) upon such surrender there shall be paid to the person in whose name the depositary receipt representing such Newco ADSs shall be issued the amount of dividends theretofore paid with respect to such whole Newco ADSs as of any date subsequent to the German Effective Time, and (ii) at the appropriate payment date or as soon as practicable thereafter, there shall be paid to such person the amount of dividends with a record date after the German Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Newco ADSs, subject to any applicable abandoned property, escheat and similar laws. No interest shall be payable with respect to the payment of such dividends on surrender of outstanding Old Daimler-Benz ADRs.

                  (c) Final Settlement. From and after the German Effective Time, the holders of Old Daimler-Benz ADRs shall cease to have any rights with respect to the Daimler-Benz ADSs evidenced thereby except as otherwise provided herein or by applicable law. All rights to receive cash, if any, and Newco ADSs into which Daimler-Benz ADSs shall have been converted pursuant to this Article III shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such Daimler-Benz ADSs.

                  (d) Transfer Books. After the German Effective Time, there shall be no further registration of transfers on the transfer books of the relevant depositary banks of Daimler-Benz ADSs which were outstanding immediately prior to the German Effective Time. If, after the German Effective Time, Old Daimler-Benz ADRs are presented to the relevant depositary, they shall be cancelled and exchanged for cash or depositary receipts representing depositary shares of Newco AG, or both, in accordance with the procedures set forth in this Article III.

                  (e) Termination of Merger Exchange Fund. Any portion of Newco ADSs or distributions payable pursuant to Section 3.4(b) that remains undistributed to the holders of the Old Daimler-Benz ADRs one year after the German Effective Time shall be delivered to a depositary bank designated by Newco AG, upon demand by Newco AG, whereupon such depositary bank shall hold such remaining portion on behalf of holders of unsurrendered Old Daimler-Benz ADRs, and any holders of the Old Daimler-Benz ADRs who have not theretofore complied with this Section 3.4 shall thereafter look only to Newco AG for payment of their claim for the Daimler-Benz Merger Consideration and any dividends or distributions with respect to Newco ADSs. Such depositary bank shall maintain an office in the City of New York where holders of Old Daimler-Benz ADRs may comply with this Article III.

            Section 3.5. Affiliates Letter. Notwithstanding anything to the contrary contained herein, for "pooling-of-interests" accounting treatment under APB No. 16 and applicable SEC rules and regulations, no Newco Ordinary Shares shall be delivered to a person who is an affiliate of Daimler-Benz for purposes of qualifying the transactions contemplated hereby unless such person has executed and delivered an agreement in the form of Exhibit B-2 or unless Chrysler and Daimler-Benz shall have determined that the transactions contemplated by this Agreement will not be accounted for as a "pooling-of-interests" under US GAAP because of other circumstances.

            Section 3.6. Treatment of Daimler-Benz Stock Plans. (a) Upon effectiveness of the Daimler-Benz Merger, all outstanding Daimler-Benz Employee Stock Options will become stock options of Newco AG in accordance with Section 23 of the German Transformation Act (Umwandlungsgesetz) (or such other instruments as shall meet the requirements of such Section 23 and shall be agreed to by Chrysler and Daimler-Benz), and from and after the date of the effectiveness of the Daimler-Benz Merger shall be convertible into Newco Ordinary Shares (rather than Daimler-Benz Ordinary Shares) in accordance with their terms.

                  (b) Daimler-Benz agrees to take all actions (including, but not limited to, adopting all required amendments) with respect to (i) all compensation and benefit plans and arrangements and (ii) all awards outstanding under such plans or arrangements, in each case that are required to enable the transactions contemplated by this Agreement to be accounted for as a "pooling-of-interests" under APB No. 16.

            Section 3.7. Treatment of Daimler-Benz NEWS. Upon effectiveness of the Daimler-Benz Merger, all Warrants which are convertible into newly issued Daimler-Benz Ordinary Shares will become Warrants of Newco AG in accordance with
Section 23 of the German Transformation Act (Umwandlungsgesetz) and, from and after the date of effectiveness of the Daimler-Benz Merger, will entitle the holder thereof to purchase Newco Ordinary Shares (rather than Daimler-Benz Ordinary Shares) in accordance with their terms. With respect to the Warrants which are convertible into outstanding Daimler-Benz Ordinary Shares, Newco AG and Daimler-Benz will take all actions necessary to ensure that such Warrants will be convertible, as of the effectiveness of the Daimler-Benz Merger, into Newco Ordinary Shares (rather than Daimler-Benz Ordinary Shares) in accordance with the terms of the Warrants.

            Section 3.8. Treatment of Daimler-Benz Subordinated Mandatory Convertible Notes. Upon the effectiveness of the Daimler-Benz Merger, the 5 3/4% Subordinated Mandatory Convertible Notes due June 14, 2002 (the "Notes"), including Notes represented by American Depositary Notes ("ADNs") and DM Book Entry Securities ("DM BESs"), issued by Daimler-Benz will become Notes of Newco AG in accordance with Section 23 of the German Transformation Act (Umwandlungsgesetz) and, from and after the date of effectiveness of the Daimler-Benz Merger, will be convertible into Newco Ordinary Shares (rather than Daimler-Benz Ordinary Shares) in accordance with their terms. Newco AG and Daimler-Benz will take all actions necessary to ensure that the ADNs and DM BESs will be convertible, as of the effectiveness of the Daimler-Benz Merger, into Newco ADSs (rather than Daimler-Benz ADSs) in accordance with their terms.

            Section 3.9. Antidilution Protection for Daimler-Benz Merger Exchange Ratio. If, between the date of this Agreement and the German Effective Time, the outstanding Newco Ordinary Shares, Daimler-Benz Ordinary Shares or shares of Chrysler Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, combination, or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Daimler-Benz Merger Exchange Ratio shall be appropriately adjusted to provide to the holders of Daimler-Benz Ordinary Shares the same economic effect as contemplated by this Agreement prior to such event.

            Section 3.10. Treatment of Fractional Shares.

                  (a) As promptly as practicable following the Effective Time, the U.S. Exchange Agent will determine the excess of (i) the aggregate number of Newco ADSs delivered to the U.S. Exchange Agent over (ii) the aggregate number of whole Newco ADSs to be distributed in connection with the Chrysler Merger (such excess being referred to herein as the "Excess Shares"). Following the Effective Time the U.S. Exchange Agent will, on behalf of the former stockholders of Chrysler, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange (the "NYSE") in the manner provided in Section 3.10(b).

                  (b) The sale of the Excess Shares by the U.S. Exchange Agent will be executed on the NYSE through one or more member firms and will be executed in round lots to the extent practicable. The U.S. Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in its sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Chrysler Common Stock, the U.S. Exchange Agent will hold such proceeds in trust for such holders (the "Common Shares Trust"). All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the U.S. Exchange Agent incurred in connection with such sale of the Excess Shares shall be paid from the Common Shares Trust. The U.S. Exchange Agent will determine the portion of the Common Shares Trust to which each holder of Chrysler Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Chrysler Common Stock is entitled (after taking into account all such shares held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Chrysler Common Stock are entitled pursuant to the Chrysler Merger. Each of the former stockholders of Chrysler entitled to cash in lieu of fractional Newco ADSs shall be responsible for all costs related to the sales of Excess Shares pursuant to this Section 3.10(b).

                  (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Chrysler Common Stock with respect to fractional share interests, the U.S. Exchange Agent will make available such amounts to such holders.

            Section 3.11. Withholding Taxes. Newco AG shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Daimler-Benz Ordinary Shares or the Old Daimler-Benz ADRs such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld by Newco AG, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Daimler-Benz Ordinary Shares or the Old Daimler-Benz ADRs in respect of which such deduction and withholding was made by Newco AG.

            Section 3.12. Singapore Depositary Shares. Singapore Depositary Shares representing Daimler-Benz Ordinary Shares shall for all purposes under this Agreement be treated in the same manner as Daimler-Benz ADSs. Newco AG and Daimler-Benz shall make appropriate arrangements with the depositary bank for the Singapore Depositary Shares to fully effect this result.

                                   ARTICLE IV

                  NEWCO AG GOVERNANCE AFTER THE EFFECTIVE TIME

            Section 4.1. Newco AG Governance after Effective Time. Daimler-Benz, Chrysler and Newco AG agree that after the Effective Time, Newco AG shall have a corporate governance structure reflecting that the transactions contemplated herein are a merger of equals. Without the intention to interfere with the rights and powers of Newco's Shareholders meeting, Supervisory Board and the Management Board (Vorstand) and subject to Sections 95 et seq., Section
84 of the German Stock Corporation Law and Sections 6 et seq. of the Co-determination Law of 1976, they will recommend to their respective shareholders and organizational bodies the following:

            (a) Newco AG Articles of Association (Satzung) and Management Board (Vorstand) Rules of Procedure (Geschaftsordnung). The Articles of Association (Satzung) of Newco AG and the Management Board (Vorstand) Rules of Procedure (Geschaftsordnung) of Newco AG, in each case, following the Effective Time, shall be in form and substance reasonably acceptable to Daimler-Benz and Chrysler.

            (b) Newco AG Supervisory Board. Until the Newco AG Supervisory Board has to be composed in accordance with the Co-determination Law of 1976, the Newco AG Supervisory Board shall be composed of twelve members representing the shareholders, six of whom shall have been recommended, immediately prior to the Effective Time, by Daimler-Benz from the then-current non-employee representative members (Anteilseignervertreter) of the Supervisory Board of Daimler-Benz and six of whom shall have been recommended, immediately prior to the Effective Time, by Chrysler from the then-current outside members of the Board of Directors of Chrysler. For the period thereafter, the Newco AG Supervisory Board shall consist of twenty members (Section 7 of the Co-determination Law of 1976); five of the members of the restructured Newco AG Supervisory Board shall have been recommended by Daimler-Benz from non-employee representative members (Anteilseignervertreter) of the Supervisory Board of Daimler-Benz and five of the members shall have been recommended by Chrysler from the outside members of the Board of Directors of Chrysler.

                  (c) Chairman of the Supervisory Board (Aufsichtsrat). For a period of not less than two years following the Effective Time, the current Chairman of Daimler-Benz's Supervisory Board (Aufsichtsrat) shall continue to be Chairman of the Newco AG Supervisory Board.

                  (d) Composition of Newco AG Management Board (Vorstand). The Management Board (Vorstand) of Newco AG shall consist of 18 members. In general, 50% of such members shall be those designated by Chrysler, and 50% of such members shall be those designated by Daimler-Benz, and there will be two additional members with responsibility for Daimler-Benz's non-automotive businesses. For three years following the Effective Time, Jurgen E. Schrempp and Robert J. Eaton shall be the Co-CEOs and Co-Chairmen (Vorstandsvorsitzende) of the Management Board (Vorstand) of Newco AG and members of the Office of the Chairmen of Newco AG. If any person designated as a member of the Office of the Chairman or the Management Board of Newco AG ceases to be a full-time employee of either Chrysler or Daimler-Benz at or before the Effective Time, Daimler-Benz, in the case of any such employee of Daimler-Benz on the date hereof or any such employee to be designated by Daimler-Benz, or Chrysler, in the case of any such employee of Chrysler on the date hereof or any such employee to be designated by Chrysler, shall designate another person to serve in such person's stead.

            Section 4.2. Integration Committee. The Newco AG Management Board (Vorstand) shall establish an Integration Committee with consultative function which shall consist of the Co-Chairmen of the Management Board of Newco AG, who shall also serve as Co-Chairmen of the Integration Committee, and 12 members (including such Co-Chairmen), 50% of which shall be designated by Chrysler and 50% of which shall be designated by Daimler-Benz.

            Section 4.3. Operational Headquarters. Following the Effective Time, Newco AG shall maintain two operational headquarters: one located at the current headquarters of Daimler-Benz, and one located at the current headquarters of Chrysler.

            Section 4.4. Language. Following the Effective Time, English shall be the official language for the management of Newco AG.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

            Except as set forth in the Daimler-Benz Disclosure Schedule or as disclosed in the Daimler-Benz Pre-Agreement Filings or as otherwise contemplated by this Agreement, Daimler-Benz hereby represents and warrants to Chrysler and except as set forth in the Chrysler Disclosure Schedule or as disclosed in the Chrysler Pre-Agreement Filings or as otherwise contemplated by this Agreement, Chrysler hereby represents and warrants to Daimler-Benz, in each case as set forth in this Article V, with the party making such representations and warranties being referred to as the "Representing Party." Notwithstanding the foregoing, any representation or warranty which expressly refers to Daimler-Benz or Chrysler is being made solely by Daimler-Benz or Chrysler, as the case may be.

            Section 5.1. Corporate Organization. The Representing Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted or presently proposed to be conducted, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect. The Representing Party is duly qualified to do business and is in good standing (to the extent the concepts of "qualification to do business" and "good standing" exist) in all jurisdictions where its ownership, operation or leasing of property or assets or the conduct of its business requires it to be so qualified, except in such jurisdictions, if any, where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Representing Party, its Subsidiaries and their respective employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Government Entities which are required for the operation of the businesses of the Representing Party and its Subsidiaries as currently conducted (the "Company Permits"), except where the failure to have any such Company Permits individually or in the aggregate would not have a Material Adverse Effect. Chrysler has made available to Daimler-Benz true and complete copies of its Certificate of Incorporation and By-Laws and Daimler-Benz has made available to Chrysler a true and complete copy of its Memorandum and Articles of Association (Satzung), Management Board (Vorstand) Rules of Procedure (Geschaftsordnung) and English translations thereof.

            Section 5.2. Subsidiaries. (a) Each Subsidiary of the Representing Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted or presently proposed to be conducted and is duly qualified to do business and is in good standing (to the extent the concepts of "qualification to do business" and "good standing" exist) in each jurisdiction where its ownership, operation, or leasing of property or the conduct of its business requires such qualification, except in such jurisdictions, if any, where the failure to be so organized, existing, in good standing or qualified would not have a Material Adverse Effect. Each Representing Party has made available to the other

Representing Party a copy of the certificate of incorporation, by-laws, Memorandum and Articles of Association (Satzung), Management Board (Vorstand) Rules of Procedure (Geschaftsordnung) or other similar documents for each of its Significant Subsidiaries.

                  (b) Each Representing Party is, directly or indirectly, the record and beneficial owner of approximately that percentage of the outstanding shares of capital stock of each of its Significant Subsidiaries which is set forth opposite the name of each such Significant Subsidiary in Section 5.2(b) of the Representing Party's Disclosure Schedule. There are no outstanding (i) securities of the Representing Party or any of its Significant Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of the Representing Party's Significant Subsidiaries, (ii) warrants, calls, options or other rights to acquire from the Representing Party or any of its Significant Subsidiaries, or any obligations of the Representing Party or any of its Significant Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or ownership interests in any of the Representing Party's Significant Subsidiaries, or (iii) obligations of the Representing Party or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of the Representing Party's Significant Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. All of the outstanding shares of capital stock of each of the Representing Party's Significant Subsidiaries have been validly issued and are fully paid, non-assessable and free of preemptive rights, and the shares owned, directly or indirectly, by such Representing Party are owned free and clear of all Encumbrances, except for such Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect.

            Section 5.3. Capital Stock. (a) Section 5.3(a) of the Representing Party's Disclosure Schedule sets forth as of April 30, 1998:

            (i) the number of authorized shares of each class or series of capital stock of the Representing Party;

            (ii) the number of shares of each class or series of capital stock of the Representing Party which are issued and outstanding;

            (iii) the number of shares of each class or series of capital stock which are held in the treasury of such Representing Party;

            (iv) the number of shares of each class or series of capital stock of the Representing Party which are reserved for issuance, indicating each particular reservation; and

            (v) the aggregate number of shares of each class or series of capital stock subject to employee stock options or other rights to purchase or receive capital stock granted under such Representing Party's stock option or other stock based employee or non-employee director benefit plans.

                  (b) Promptly following the date hereof, the Representing Party shall furnish a supplement to its Disclosure Schedule setting forth as of a date within 30 days preceding the date of this Agreement the number of shares of each class or series of capital stock of such Representing Party which are subject to employee stock options or other rights to purchase or receive capital stock granted under such Representing Party's stock option or other stock based employee benefit plans, indicating the name of the plan, identifying the employee or director by number (not by name), the date of grant and the exercise price thereof.

                  (c) There are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock or voting securities of the Representing Party, (ii) securities of the Representing Party convertible into or exchangeable for shares of capital stock or voting securities of the Representing Party, (iii) warrants, calls, options or other rights to acquire from the Representing Party or any of its Subsidiaries, or any obligation of the Representing Party or any of its Subsidiaries to issue, any shares of capital stock or voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Representing Party, and (iv) there are no outstanding obligations of the Representing Party to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

            Section 5.4. Authority. The Representing Party has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Chrysler and the consummation by Chrysler of the transactions contemplated hereby have been duly authorized by the Board of Directors of Chrysler, and, except for the Chrysler Stockholder Approval, no other corporate action on the part of Chrysler is necessary to authorize this Agreement or the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Daimler-Benz, including the consummation by Daimler-Benz of the transactions contemplated hereby, have been duly authorized by the Management Board (Vorstand) of Daimler-Benz, and, except for the approval of the Supervisory Board (Aufsichtsrat) of Daimler-Benz and the Daimler-Benz Stockholder Approval, no other corporate action on the part of Daimler-Benz is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Representing Party and (assuming this Agreement constitutes a valid and binding obligation of the other Representing Party and of Newco AG and assuming the Supervisory Board (Aufsichtsrat) approval referred to in the preceding sentence) is a valid and binding agreement of the Representing Party, enforceable against such Representing Party in accordance with its terms.

            Section 5.5. Consents and Approvals; No Violation. (a) Except where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not prevent or materially delay the consummation of the transactions contemplated hereby or otherwise prevent the Representing Party from performing in all material respects its obligations under this Agreement, or would not individually or in the aggregate have a Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by the Representing Party and the consummation by such Representing Party of the transactions contemplated hereby.

                  (b) Neither the execution, delivery or performance of this Agreement by the Representing Party nor the consummation by such Representing Party of the transactions contemplated hereby, will (i) violate or conflict with any provision of the certificate of incorporation, Memorandum and Articles of Association (Satzung), the Management Board (Vorstand) Rules of Procedure (Geschaftsordnung) or by-laws or other similar governing documents of the Representing Party or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Representing Party or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Representing Party or its Subsidiaries or any of their respective properties or assets, (iv) result in the creation or imposition of any Encumbrance on any asset of the Representing Party or any of its Subsidiaries, or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Representing Party or any of its Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

            Section 5.6. Financial Statements; SEC Filings. (a) The consolidated balance sheets of the Representing Party and its consolidated Subsidiaries as of December 31, 1996 and December 31, 1997, and the related consolidated statements of earnings cash flows for each of the two fiscal years ended December 31, 1997 and 1996, incorporated by reference in the Annual Reports on Form 10-K in the case of Chrysler and the Annual Reports on Form 20-F in the case of Daimler-Benz for the fiscal years ended December 31, 1997 and 1996, respectively, as filed with the SEC, and the unaudited consolidated balance sheet of Chrysler as of March 30, 1997, and the related unaudited consolidated statements of income and cash flows for the three-month period then ended included in the Quarterly Report on Form 10-Q of Chrysler for the quarterly period ended March 30, 1997, as filed with the SEC, copies of all of which have been made available by each Representing Party to the other (collectively, the "Representing Party's Financial Statements"), complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP applied on a consistent basis, except as reflected in the Representing Party Financial Statements, and present fairly the consolidated financial position of the Representing Party and its consolidated Subsidiaries at the dates and the consolidated results of operations of the Representing Party and its Subsidiaries for the periods stated therein subject, in the case of unaudited interim statements, to normal year-end adjustments. The Representing Party Financial Statements referred to in this Agreement shall be deemed to include any notes to such financial statements.

                  (b) Since January 1, 1996, each Representing Party and its Subsidiaries that is required to make filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), has filed with the SEC all forms, reports and documents required to be filed by it pursuant to the Securities Act and the Exchange Act, all of which, as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Each Representing Party has heretofore made available to the other a true and complete copy of (i) each final prospectus and definitive proxy statement filed by it or any of its Subsidiaries with the SEC since January 1, 1996, and (ii) each report filed by it or any of its Subsidiaries with the SEC since January 1, 1996 (the documents referred to in clauses (i) and (ii) being hereinafter referred to as the "Representing Party's Filings" and such of the Representing Party's Filings as have been filed on or before the date hereof being referred to as the "Representing Party's Pre-Agreement Filings."). None of the Representing Party's Pre-Agreement Filings as of the respective dates on which they were filed with the SEC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            Section 5.7. Absence of Changes. Except as disclosed in the Representing Party's Pre-Agreement Filings and except as contemplated by this Agreement, since the date of the Representing Party's latest financial statements included in such Representing Party's Pre-Agreement Filings, the Representing Party and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not been:

                  (a) any Material Adverse Effect;

                  (b) any material change in the method of accounting or accounting practice of the Representing Party and its Subsidiaries, other than changes required by US GAAP;

                  (c) any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of the Representing Party or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of such capital stock, other than regular quarterly cash dividends in the case of Chrysler and regular annual cash dividends in the case of Daimler-Benz;

                  (d) (i) any increase in the compensation payable or to become payable by the Representing Party or any of its Subsidiaries to any of their respective officers or employees, other than increases in the ordinary course of business and substantially consistent with past practice, increases required by union contracts and increases specifically approved in writing by the other Representing Party or (ii) any increase or modification in any bonus, pension, insurance or other employee benefit, plan, payment or arrangement made to, for or with respect to employees not in the ordinary course of business and consistent with past practice or (iii) entry into or amendment of any employment agreement or other employment arrangement with any employee of the Representing Party or any of its Subsidiaries which employment agreement or amendment provides or may provide compensation and benefits in excess of $1,000,000 to any individual in any 12-month period; or

                  (e) any issuance of shares of capital stock other than pursuant to currently outstanding stock options or other similar stock based employee benefit awards.

            Section 5.8. Absence of Undisclosed Liabilities. There are no liabilities of the Representing Party or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or determinable, that are material to such Representing Party and its Subsidiaries taken as a whole, other than (a) liabilities disclosed or provided for in such Representing Party's Financial Statements, (b) liabilities disclosed in the Representing Party's Filings or disclosed as liabilities on the Representing Party's Disclosure Schedule, (c) liabilities incurred on behalf of the Representing Party in connection with this Agreement and the transactions contemplated hereby, (d) liabilities not required to be disclosed under US GAAP, and (e) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Representing Party's latest financial statements included in such Representing Party's Pre-Agreement Filings, none of which, either individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

            Section 5.9. Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Representing Party, threatened against such Representing Party or any of its Subsidiaries or any of their respective assets before any Governmental Entity which, individually or in the aggregate, have a reasonable likelihood of resulting in a Material Adverse Effect. Neither the Representing Party nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which reasonably has had or could be expected to have a Material Adverse Effect.

            Section 5.10. Taxes. (a) The Representing Party and each of its Subsidiaries have timely filed or caused to be filed (or there has been timely filed on their behalf) or will timely file or cause to be filed all income Tax Returns and all other material Tax Returns required by applicable law to be filed on or prior to the date hereof, or requests for extensions to file such Tax Returns have been filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. All such Tax Returns are complete and accurate in all material respects, except to the extent that such failures to be complete or accurate individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Representing Party and each of its Subsidiaries have paid (or there has been paid on their behalf) all

Taxes shown as due on such Tax Returns, and the most recent Representing Party's Financial Statements contained in the Representing Party's Filings reflect an adequate reserve in accordance with US GAAP for all Taxes payable by the Representing Party and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, except for inadequately reserved Taxes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. No deficiencies for any Tax have been proposed in writing, asserted or assessed, in each case by any taxing authority, against the Representing Party or any of its Subsidiaries for which there are not adequate reserves, except for deficiencies that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

                  (b) Except as contemplated by Sections 2.6, 3.6 and 8.2 of this Agreement, any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Chrysler or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employee benefit plan or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

            Section 5.11. Employee Benefit Plans. (a) As soon as practicable (but in any event within 30 business days) following the date hereof, each Representing Party shall provide the other with a true and complete list of each material deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each material profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case that is sponsored, maintained or contributed to or required to be contributed to by the Representing Party or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Representing Party would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Representing Party or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Representing Party or any of the Representing Party's Subsidiaries and whether or not subject to ERISA (with respect to a Representing Party, the "Plans").

                  (b) Each Plan has been administered and operated in compliance with its terms and applicable law in all material respects, including, without limitation, in accordance with the Code and ERISA and the comparable provisions of any foreign law.

                  (c) There are no liabilities of the Representing Party or any ERISA Affiliate with respect to any Plan, other than (i) liabilities disclosed or provided for in such

Representing Party's Financial Statements and (ii) liabilities none of which, either individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

            Section 5.12. Labor and Employment Matters. (a) Except as contemplated by Sections 2.6, 3.6 and 8.2 of this Agreement and except for employment agreements and other arrangements which do not require the payment of more than $200,000 per person, as soon as practicable (but in any event within 30 business days) following the date hereof, each Representing Party shall provide the other with a true and complete list of each employment agreement or any other arrangement or understanding with any employee that provides for the payment of any consideration (including severance pay) by such Representing Party or any of its Subsidiaries to such person as a result of the consummation of any of the transactions contemplated by this Agreement, either alone or in conjunction with the termination of such person's employment.

                  (b) (i) Except as disclosed by a Representing Party in writing as soon as practicable (but in any event within 30 business days) following the date hereof, neither the Representing Party nor any of its Subsidiaries is a party to, or bound by, any material collective bargaining agreement or other material contract, agreement, arrangement or understanding with a labor union or labor organization; (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (1) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Representing Party, threatened against the Representing Party or its Subsidiaries; (2) activity or proceeding by a labor union or representative thereof to organize any employees of the Representing Party or any of its Subsidiaries; or (3) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees; and (iii) since December 31, 1997, there has not been any adoption or amendment in any material respect by the Representing Party or any of its Subsidiaries of any material collective bargaining agreement or other contract, agreement, arrangement or understanding with a labor union or labor organization. Each of the Representing Party and its Subsidiaries is in compliance with all laws regarding employment, employment practices, terms and conditions of employment and wages, except for such noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

                  Section 5.13. Information Provided By Representing Party. None of the information provided or to be provided by the Representing Party specifically for inclusion or incorporation by reference in (a) the F-4 Registration Statement will at the date the F-4 Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus is first mailed to the Representing Party's stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (c) the Exchange Offer Documents will, at the time of commencement of the Daimler-Benz Exchange Offer or at the time of the expiration date of the Daimler-Benz Exchange Offer, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (d) the merger report to be prepared pursuant to Section 8 of the German Transformation Act (Umwandlungsgesetz) in connection with the Daimler-Benz Merger will, at the time the merger report is made available to the stockholders of Daimler-Benz in connection with the Daimler-Benz Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by a Representing Party with respect to any statements made in the F-4 Registration Statement, the Proxy Statement/Prospectus or the Exchange Offer Documents based on information provided by or on behalf of the other Representing Party for inclusion or incorporation by reference in such documents or with respect to information incorporated by reference in such documents from any of the other Representing Party's Filings. Daimler-Benz represents and warrants to Chrysler that the F-4 Registration Statement and the Exchange Offer Documents will comply as to form with all applicable provisions of law. Chrysler represents and warrants to Daimler-Benz that the Proxy Statement/Prospectus will comply as to form with all applicable provisions of law.

            Section 5.14. Ownership of Capital Stock. To the knowledge of the Representing Party, neither the Representing Party nor any of its affiliates beneficially owns, directly or indirectly, any capital stock of the other Representing Party or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of the other Representing Party.

            Section 5.15. Voting Requirements. (a) Chrysler represents and warrants to Daimler-Benz that the affirmative vote at the Chrysler Stockholders Meeting, which shall become effective upon consummation of the Daimler-Benz Exchange Offer (the "Chrysler Stockholder Approval"), of the holders of a majority of all outstanding shares of Chrysler Common Stock is the only vote of holders of any class or series of Chrysler capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Chrysler Merger.

                  (b) Daimler-Benz represents and warrants to Chrysler that the affirmative votes at the Daimler-Benz Stockholders Meeting (the "Daimler-Benz Stockholder Approval") of the holders of 75% of the Daimler-Benz Ordinary Shares represented at the Daimler-Benz Stockholders Meeting to approve and adopt (i) this Agreement and the transactions contemplated hereby, including the Daimler-Benz Exchange Offer, and (ii) the Daimler-Benz Merger are the only votes of the holders of any class or series of Daimler-Benz capital stock necessary for the consummation of the transactions contemplated by this Agreement.

            Section 5.16. Accounting Matters. To its knowledge neither the Representing Party nor any of its affiliates (as such term is used in Section 9.10) has taken or agreed to take any action that would prevent the transactions contemplated by this Agreement from being accounted for as a

"pooling-of-interests" under APB No. 16 and the Representing Party has no reason to believe that such transactions will not qualify for "pooling-of-interests" accounting treatment under APB No. 16.

            Section 5.17. Opinion of Financial Advisors. Chrysler represents and warrants to Daimler-Benz that Chrysler has received the opinion of CSFB, dated the date of this Agreement, to the effect that, as of such date, the U.S. Exchange Ratio is fair from a financial point of view to the holders of shares of Chrysler Common Stock (other than Daimler-Benz and its affiliates). Daimler-Benz represents and warrants to Chrysler that Daimler-Benz has received the opinion of Goldman Sachs, dated the date of this Agreement, to the effect that, as of such date, the Daimler-Benz Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Daimler-Benz Ordinary Shares. For purposes of the opinion as expressed in this Agreement, the term "Daimler-Benz Exchange Ratio" means the Daimler-Benz Exchange Offer Ratio and the Daimler-Benz Merger Exchange Ratio, collectively, after taking into account the Chrysler Merger.

            Section 5.18. Finders and Advisors. Except for Goldman Sachs and Deutsche Bank AG, whose fees shall be the sole responsibility of Daimler-Benz, and CSFB, whose fees shall be the sole responsibility of Chrysler, no financial advisor, broker, agent or finder has been retained by either Representing Party in connection with this Agreement or any transaction contemplated hereby, and no such financial advisor, broker, agent or finder is entitled to any fee or other compensation on account of this Agreement or any transaction contemplated hereby.

            Section 5.19. State Takeover Statutes; Stockholder Rights Plan. (a) Chrysler represents and warrants to Daimler-Benz that its Board of Directors has taken all action necessary to ensure that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby.

                  (b) Chrysler represents and warrants to Daimler-Benz that its Board of Directors has amended the Rights Agreement, dated as of February 5, 1998, between Chrysler and First Chicago Trust Company of New York (the "Chrysler Rights Agreement") to render it inapplicable to the transactions contemplated by this Agreement.


                                   ARTICLE VI

                     NEWCO AG REPRESENTATIONS AND WARRANTIES

            Newco AG represents and warrants to Chrysler as follows:

            Section 6.1. Corporate Organization. Newco AG is an
Aktiengesellschaft duly incorporated and validly existing under the laws of the Federal Republic of Germany and has the corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted or presently proposed to be conducted.

            Section 6.2. Capital Stock. As of the date hereof, (a) 20,000 Newco Ordinary Shares were issued and outstanding and owned by Sal. Oppenheim jr. & Cie.; and (b) no other shares of capital stock were issued or outstanding. Except as set forth in this Section 6.2, (1) there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of Newco AG, (ii) any securities of Newco AG convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Newco AG, or (iii) any warrants, calls, options or other rights to acquire from Newco AG, or any obligation of Newco AG to issue, any capital stock, voting securities or securities convertible into or exchangeable for or exercisable for capital stock or voting securities of Newco AG, and (2) there are no outstanding obligations of Newco AG to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

            Section 6.3. Authority. Newco AG has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery and, subject to completion of the actions to be performed pursuant to Section 9.16, the performance of this Agreement by Newco AG and the consummation by Newco AG of the transactions contemplated hereby have been duly authorized by the general meeting of stockholders (Hauptversammlung) of Newco AG, by the Supervisory Board (Aufsichtsrat) of Newco AG and by the Management Board (Vorstand) of Newco AG, and no other corporate action on the part of Newco AG is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Newco AG and (assuming this Agreement constitutes a valid and binding obligation of Daimler-Benz and Chrysler and, upon the actions required by Section 9.16 being taken) is a valid and binding agreement of Newco AG, enforceable against Newco AG in accordance with its terms. Newco AG has made available to Daimler-Benz and Chrysler true and complete copies of its Memorandum and Articles of Association (Satzung) and an English translation thereof.

            Section 6.4. Consents and Approvals; No Violation. (a) Except where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not prevent or delay the consummation of the transactions contemplated hereby or otherwise prevent Newco AG from performing its obligations under this Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by Newco AG and the consummation by Newco AG of the transactions contemplated hereby.

                  (b) Neither the execution, delivery or performance of this Agreement by Newco AG nor the consummation by Newco AG of the transactions contemplated hereby, will (i) violate or conflict with any provision of the Memorandum and Articles of Association (Satzung) of Newco AG, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Newco AG is a party or by which it or any of its properties or assets may be bound, (iii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Newco AG or any of its respective properties or assets, (iv) result in the creation or imposition of any Encumbrance on any asset of Newco AG, or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Newco AG to conduct its business as currently conducted.

            Section 6.5. Information Provided By Newco AG. None of the information provided or to be provided by Newco AG specifically for inclusion or incorporation by reference in (a) the F-4 Registration Statement will, at the date the F-4 Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus is first mailed to the Chrysler stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (c) the report to be prepared pursuant to Section 183(3) of the German Stock Corporation Law (Aktiengesetz) in connection with the U.S. Share Exchange will, at the time of delivery of the report to the commercial register, and the report to be prepared pursuant to Section 52(3) of the German Stock Corporation Law (Aktiengesetz) in connection with the U.S. Share Exchange will, at the time of its presentation to the general meeting of stockholders of Newco AG, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (d) the Exchange Offer Documents will, at the time of commencement of the Daimler-Benz Exchange Offer or on the Daimler-Benz Exchange Offer Expiration Date, the report to be prepared pursuant to Section 183(3) of the German Stock Corporation Law (Aktiengesetz) in connection with the German Share Exchange will, at the time of delivery of the report to the commercial register, and the report to be prepared pursuant to Section 52(3) of the German Stock Corporation Law (Aktiengesetz) in connection with the German Share Exchange will, at the time of its presentation to the general meeting of stockholders (Hauptversammlung) of Newco AG and at the time of its filing with the commercial register (Handelsregister), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Newco AG with respect to any statements made in the F-4 Registration Statement, the Proxy Statement/Prospectus or the Exchange Offer Documents based on information provided by or on behalf of Chrysler for inclusion or incorporation by reference in such documents or with respect to information incorporated by reference in such documents from any of the Representing Party's Filings. The F-4 Registration Statement and the Exchange Offer Documents will comply as to form with all applicable provisions of law.

            Section 6.6. Ownership of Capital Stock. To the knowledge of Newco AG, neither Newco AG nor any of its affiliates beneficially owns, directly or indirectly, any capital stock of Daimler-Benz or Chrysler or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of Daimler-Benz or Chrysler, other than as contemplated by this Agreement.

            Section 6.7. Accounting Matters. To its knowledge neither Newco AG nor any of its affiliates (as such term is used in Section 9.10) has taken or agreed to take any action that would prevent the transactions contemplated by this Agreement from being accounted for as a "pooling-of-interests" under APB No. 16, and Newco AG has no reason to believe that such transactions will not qualify for "pooling-of-interests" accounting treatment under APB No. 16.

            Section 6.8. No Prior Activities. Newco AG was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no Subsidiaries and has undertaken no business or activities other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

                                   ARTICLE VII

                 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

            From the date of this Agreement until the Effective Time, unless the other parties shall agree in writing or except as otherwise contemplated by this Agreement or Section 7 of the Representing Party's Disclosure Schedule, each of the parties hereto shall, and shall cause their respective Subsidiaries to, conduct their respective businesses in the ordinary course substantially consistent with past practices and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties (including but not limited to their respective relationships with customers, suppliers, employees and business partners) and to keep available the services of their present officers and key employees. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or except as contemplated by the agenda published for the annual general meeting of Daimler-Benz, a copy of which has been previously provided by Daimler-Benz, from the date of this Agreement until the Effective Time, without the prior written consent of Chrysler, in the case of any action proposed to be taken by Daimler-Benz or any Subsidiary of Daimler-Benz, or by Daimler-Benz, in the case of any action proposed to be taken by Chrysler or any Subsidiary of Chrysler, or by Chrysler and Daimler-Benz, in the case of any action proposed to be taken by Newco AG (which consent will not be unreasonably withheld or delayed by any party from whom it is requested):

                  (a) none of the parties shall, and each shall cause its respective Significant Subsidiaries not to, adopt or propose any amendment to its certificate of incorporation, bylaws, Memorandum and Articles of Association (Satzung) or other similar governing documents;

                  (b) none of the parties shall, and each shall cause its respective Subsidiaries not to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, except in the case of Chrysler for regular quarterly cash dividends on the outstanding shares of Chrysler Common Stock and in the case of Daimler-Benz for the regular annual cash dividend on the outstanding Daimler-Benz Ordinary Shares of DM 1.60 per Ordinary Share, the Special Distribution and the Rights Offering and except for cash dividends or distributions by a Subsidiary to its parent, (ii) split, combine or reclassify any of its shares of capital stock, or (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such party's or such party's Subsidiary's capital stock, except for (1) the issuance of shares of Chrysler Common Stock by Chrysler and Daimler-Benz Ordinary Shares by Daimler-Benz upon conversion of such party's convertible securities or upon the exercise of stock options or other rights to acquire such party's capital stock, in each case which securities, options and rights are outstanding as of the date hereof and such issuance is made in accordance with the terms of such securities, options and rights in effect on the date of this Agreement; (2) the grant of not more than 100,000 options to purchase shares of Chrysler Common Stock in the ordinary course of business; (3) the issuance of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs in connection with the Rights Offering; (4) the issuance of not more than 2 million Daimler-Benz Ordinary Shares pursuant to Daimler-Benz's Employee Share Purchase Program and (5) the issuance by Daimler-Benz of up to a maximum of 10,000,000 Daimler-Benz Ordinary Shares pursuant to The Stock Option Plan of the Daimler-Benz Group (1998);

                  (c) none of the parties shall, and each shall cause its respective Subsidiaries not to, repurchase, redeem or otherwise acquire any shares of capital stock or other equity or equity equivalent securities of, or other ownership interests in, such party or such Subsidiary, except that Chrysler may redeem the Chrysler Preferred Stock in accordance with Section 2.7;

                  (d) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber or subject to any Encumbrance any shares of its capital stock, any of its other voting securities or any of its securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except as expressly provided in clause (iii) of paragraph (b) above and except for the issuance by Chrysler of Chrysler Common Stock in connection with the Chrysler Stock Issuance as provided in Section 9.3;

                  (e) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, merge or consolidate with any other person or acquire a material amount of assets of or make a material investment in or otherwise engage in any similar extraordinary business transaction with any other person, except for transactions in the automotive or automotive finance businesses in which the party or its Subsidiaries are currently engaged;

                  (f) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of (i) any facility owned or leased by such party or its Subsidiary and material to such party and its Subsidiaries taken as a whole or
(ii) any assets or property which are material to such party and its Subsidiaries taken as a whole, except pursuant to existing contracts or commitments (the terms of which have been disclosed to the other party hereto prior to the date hereof);

                  (g) none of the parties shall, and none of the parties shall permit any Subsidiary to, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, except for indebtedness which will not cause an adverse change in the ratings of the party's or its Subsidiaries' rated debt securities by Standard & Poor's Ratings Services and by Moody's Investor Service, Inc. from those in effect as of the date hereof;

                  (h) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, take any action that would reasonably be expected to cause (1) the Chrysler Exchange, to (a) fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or (b) when integrated with the Daimler-Benz Exchange Offer and taking into account the Daimler-Benz Merger, fail to be treated as a transaction described in Section 351(a) of the Code; (2) the Daimler-Benz Exchange Offer to (a) when integrated with the Chrysler Exchange, fail to be treated as a transaction described in
Section 351(a) of the Code or (b) if integrated with the Daimler-Benz Merger, fail to qualify as a reorganization within the meaning of Section 368(a) of the Code; or (3) the Daimler-Benz Exchange Offer or the Daimler-Benz Merger to result in the recognition of any gain or loss by Newco AG, Daimler-Benz or stockholders of Daimler-Benz under German law;

                  (i) none of the parties shall, and none of the parties shall permit any of its Significant Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent accounting for the transactions contemplated by this Agreement in accordance with the "pooling of interests" method of accounting under the requirements of APB No. 16;

                  (j) none of the parties shall, and none of the parties shall permit any of its Significant Subsidiaries to, take any action that would cause any of the representations and warranties set forth in Article V to be untrue or incorrect in any material respect; and

                  (k) none of the parties shall, and none of the parties shall permit any of its Significant Subsidiaries to, authorize, agree or commit to do any of the foregoing.


                                  ARTICLE VIII

                            EMPLOYEE BENEFIT MATTERS

            Section 8.1. Newco AG Retention/Personnel Policy. In general, and subject to the specific provisions of this Article VIII, Daimler-Benz, Chrysler and Newco AG have agreed that, consistent with the practices of Daimler-Benz and Chrysler, Newco AG will seek to attract and retain superior quality executive, managerial, technical and administrative personnel in every market in which it conducts activities and will generally implement compensation and benefit plans and policies necessary to achieve this objective. It is the specific intention that Newco AG's compensation and benefit programs (including stock options) will be competitive with those provided generally in the U.S. domestic automotive and automotive finance industry and the German automotive and automotive finance industry, respectively, both with respect to the type and variety of programs as well as the level of benefits afforded.

            Section 8.2. Benefits. (a) For at least two years following the Effective Time (such period, the "Initial Period"), Newco AG shall provide or cause to be provided to current and former employees and directors of Chrysler and its Subsidiaries and Daimler-Benz and its Subsidiaries compensation and benefits that are at least as favorable in the aggregate as the compensation and benefits they were entitled to receive immediately prior to the Effective Time (including, without limitation, benefits pursuant to pension plans, savings plans, medical plans and programs, lay-off policies, deferred compensation arrangements and retiree benefit plans, policies and arrangements); provided that, with respect to employees who are subject to collective bargaining, all benefits shall be provided in accordance with the applicable collective bargaining or other labor agreements. Newco AG shall honor, and shall cause its Subsidiaries to honor, pursuant to their terms all employee benefit obligations to current and former employees and directors of Chrysler and Daimler-Benz.

                  (b) From and after the Effective Time, Newco AG shall, and shall cause its Subsidiaries to, recognize service with Chrysler and Chrysler's Subsidiaries and Daimler-Benz and Daimler-Benz's Subsidiaries prior to the Effective Time for all purposes (including, without limitation, eligibility to participate, vesting, benefit accrual, eligibility to commence benefits (including, without limitation, subsidized early retirement benefits) and severance) under any benefit plans of Newco AG or its Subsidiaries in which the particular employee or former employee of Chrysler or Daimler-Benz (or their respective Subsidiaries) participates; provided, however, that the foregoing shall not result in any duplication of benefits. From and after the Effective Time, Newco AG shall, and shall cause its Subsidiaries to, recognize any and all out-of-pocket expenses of each employee or former employee of Chrysler and Chrysler's Subsidiaries and Daimler-Benz and Daimler-Benz's Subsidiaries for purposes of determining such employee's, former employee's, beneficiary's and dependent's deductible and copayment expenses.

                  (c) Without limiting the generality of the foregoing, for at least two years following the Effective Time, Newco AG shall provide or cause to be provided to retirees and employees of Chrysler and its Subsidiaries and Daimler-Benz and its Subsidiaries who, as of the Effective Time, have satisfied the age and service requirements, or are within five years of satisfying the age and service requirements, for eligibility to receive retiree medical and life insurance benefits under the benefit plans, policies and arrangements of Chrysler and its Subsidiaries or Daimler-Benz and its Subsidiaries, as the case may be (the "Eligible Retirees"), retiree medical and life insurance benefits that are at least as favorable as the retiree medical and life insurance benefits provided under such plans, policies and arrangements immediately prior to the Effective Time. Newco AG shall not, and shall cause its Subsidiaries not to, amend, modify or terminate any retiree medical and life insurance benefits provided to Eligible Retirees during any two-year period after the initial two-year period in a manner that would increase the cost of such benefits to retirees, their dependents and beneficiaries by more than 20% during any such two-year period.

            Section 8.3. Employment Agreements. (a) Except as otherwise expressly provided in this Agreement, from and after the Effective Time, Newco AG shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms, each existing employment, severance and termination agreement between Daimler-Benz or Chrysler or any of their respective Subsidiaries, and any officer, director or employee of any such company, so long as such agreement shall have been identified to the other party in accordance with Section 5.11(a) or 5.12 of this Agreement, if required to be so identified, and to the extent such terms are in effect on the date hereof. To the extent that any such employment, severance or termination agreement can be unilaterally amended by the Representing Party, Newco AG agrees not to amend, and to cause its Subsidiaries not to amend, any such plan or agreement prior to the second anniversary of the Effective Time in a manner that will reduce or otherwise impair the benefits that would be payable to any employee pursuant to such plan or agreement who is covered thereby.

                  (b) At or prior to the Effective Time, Newco AG shall recommend to its Supervisory Board (Aufsichtsrat) that Newco AG, represented by its Supervisory Board, enter into employment agreements (Dienstvertrag) substantially in the form previously provided by Daimler-Benz to Chrysler with the Daimler-Benz and Chrysler officers identified on Exhibit E.


                                   ARTICLE IX

                              ADDITIONAL AGREEMENTS

            Section 9.1. No Solicitation. (a) Neither party shall, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to a Takeover Proposal; provided, that if the party's Board of Directors (or the Management Board (Vorstand) in the case of Daimler-Benz) determines in good faith, after receiving the advice of outside counsel, that its failure to do so may result in a breach of its fiduciary duties to its stockholders under applicable law, such party may, in response to a Takeover Proposal which was not solicited by it, which did not otherwise result from a breach of this Section 9.1(a) and which is made or received prior to the effectiveness of the Chrysler Stockholder Approval (in the case of a Takeover Proposal relating to Chrysler) or the Daimler-Benz Stockholder Approval (in the case of a Takeover Proposal relating to Daimler-Benz), and subject to providing to the other party prior written notice of its decision to take such action and of such party's compliance with Section 9.1(c), (x) furnish information with respect to such party and its Subsidiaries to any person making a

Takeover Proposal pursuant to a customary confidentiality agreement (as determined by such party after receiving the advice of its outside counsel) and
(y) participate in discussions or negotiations regarding such Takeover Proposal. Each party shall promptly notify the other party of any Takeover Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable after its receipt thereof and shall thereafter inform the other party of any material change in the status of any discussions or negotiations with such third party, and any material changes to the terms and conditions of such Takeover Proposal and shall promptly give the other party a copy of any business or financial information related to Chrysler or Daimler-Benz, as the case may be, delivered to such person which has not previously been reviewed by such other party. For purposes of this Agreement, "Takeover Proposal" means any bona fide inquiry, proposal or offer from any person relating to any (1) tender or exchange offer involving 25% or more of the capital stock of such party, (2) merger, consolidation or other business combination involving such party or any of its Significant Subsidiaries, (3) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the assets of such party and its Subsidiaries, taken as a whole, or 25% or more of the equity securities of the party, (4) recapitalization or restructuring of such party or any of its Significant Subsidiaries, or (5) other transaction similar to any of the foregoing with respect to such party or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement. Effective as of the date of this Agreement, each party shall immediately terminate any discussions or negotiations with any other third parties, if any, that may be currently in progress with respect to any Takeover Proposal and shall request that all confidential information furnished on behalf of such party to any such third parties be returned.

                  (b) Except as expressly permitted by this Section 9.1, neither the Board of Directors of Chrysler or any committee thereof nor Daimler-Benz by its Management Board (Vorstand) or any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such Board of Directors or Management Board (Vorstand) or any such committee of the transactions contemplated by this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause its company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the effectiveness of the Chrysler Stockholder Approval (in the case of Chrysler) or the Daimler-Benz Stockholder Approval (in the case of Daimler-Benz), (x) the Board of Directors of Chrysler, to the extent that it determines in good faith, after receiving the advice of outside counsel, that its failure to do so may result in a breach of its fiduciary duties to Chrysler's stockholders under applicable law, may (subject to this and the following sentences) terminate this Agreement solely in order to concurrently enter into an Acquisition Agreement with respect to any Superior Proposal, but only at a time that is after the third business day following Daimler-Benz's receipt of written notice advising Daimler-Benz that the Board of Directors of Chrysler is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (y) the Management Board (Vorstand) of Daimler-Benz, to the extent that it determines in good faith, after receiving the advice of outside counsel, that its failure to do so may result in a breach of its fiduciary duties to Daimler-Benz's stockholders under applicable law, may (subject to this and the following sentence) terminate this Agreement solely in order to concurrently enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day following Chrysler's receipt of written notice advising Chrysler that such Board is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, "Superior Proposal" means any Takeover Proposal on terms that the Board of Directors of Chrysler or the Management Board (Vorstand) of Daimler-Benz, as the case may be, determines in its good faith judgment (after receiving the advice of its financial advisor) to be a superior financial alternative to that party's stockholders when compared as a whole with the transactions contemplated by this Agreement and for which financing, to the extent required, is then committed or which, in the good faith judgment of such Board after receiving the advice of its financial advisor, is reasonably likely to be obtained by such third party.

                  (c) Nothing contained in this Section 9.1 shall prohibit either party from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of Chrysler, in the case of Chrysler, or the Management Board (Vorstand) or the Supervisory Board (Aufsichtsrat) of Daimler-Benz, in the case of Daimler-Benz, after consultation with outside counsel, failure so to disclose may be inconsistent with its obligations under applicable law.

            Section 9.2. Preparation of the F-4 Registration Statement, the Proxy Statement/Prospectus and the U.S. Exchange Offer Documents; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, (i) Chrysler, Daimler-Benz and Newco AG shall prepare and file with the SEC the preliminary Proxy Statement/Prospectus, (ii) Daimler-Benz and Newco AG shall prepare and file with the SEC the F-4 Registration Statement, and (iii) Daimler-Benz and Newco AG shall prepare and file with the SEC the U.S. Exchange Offer Documents. Each of Chrysler, Daimler-Benz and Newco AG shall use reasonable best efforts to have the F-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Chrysler shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be delivered to Chrysler's stockholders, Daimler-Benz shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be delivered to Daimler-Benz's stockholders, and Daimler-Benz and Newco AG shall use reasonable best efforts to cause the Exchange Offer Documents to be delivered to Daimler-Benz's stockholders (including the holders of the Daimler-Benz ADRs), in each case as promptly as practicable after the F-4 Registration Statement is declared effective under the Securities Act. Daimler-Benz and Newco AG shall also take any action reasonably required to be taken under any applicable state securities laws in connection with the issuance of Newco Ordinary Shares in the Daimler-Benz Exchange Offer and the Daimler-Benz Merger and the issuance of Newco ADSs in the Daimler-Benz Exchange Offer, the U.S. Share Exchange, the Chrysler Merger and the Daimler-Benz Merger, and Chrysler shall furnish all information concerning Chrysler and the holders of Chrysler Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the F-4 Registration Statement, the Proxy Statement/Prospectus or the Exchange Offer Documents shall be made by Daimler-Benz or Newco

AG without providing Chrysler the opportunity to review and comment thereon. Each of Daimler-Benz and Newco AG shall advise Chrysler, promptly after it receives notice thereof, of the time when the F-4 Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Newco Ordinary Shares issuable in connection with the Daimler-Benz Exchange Offer and the Daimler-Benz Merger or the Newco ADSs issuable in connection with the Daimler-Benz Exchange Offer, the U.S. Share Exchange, the Chrysler Merger or the Daimler-Benz Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the F-4 Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Chrysler, Daimler-Benz or Newco AG, or any of their respective affiliates, officers or directors, is discovered by Chrysler, Daimler-Benz or Newco AG, which should be set forth in an amendment or supplement to any of the F-4 Registration Statement, the Proxy Statement/Prospectus or the Exchange Offer Documents, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Chrysler and Daimler-Benz.

                  (b) Chrysler shall, as promptly as practicable after the F-4 Registration Statement is declared effective under the Securities Act, give notice of, convene and hold a meeting of its stockholders (the "Chrysler Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the Chrysler Stockholder Approval and, subject to its rights to terminate this Agreement pursuant to Section 11.1(f), shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Chrysler Merger and the other transactions contemplated hereby. The Chrysler Stockholders Meeting shall be scheduled and, if necessary, adjourned as appropriate so that the vote necessary to obtain the Chrysler Stockholder Approval occurs simultaneously with the Daimler-Benz Stockholder Approval.

                  (c) Daimler-Benz shall, as promptly as practicable after the F-4 Registration Statement is declared effective under the Securities Act, give notice of, convene and hold a meeting of its stockholders (the "Daimler-Benz Stockholders Meeting") in accordance with the GSCL for the purpose of obtaining the Daimler-Benz Stockholder Approval and, subject to its rights to terminate this Agreement pursuant to Section 11.1(d), shall, through its Management Board (Vorstand) and Supervisory Board (Aufsichtsrat), recommend to its stockholders the approval and adoption of this Agreement, the Daimler-Benz Exchange Offer, the Daimler-Benz Merger and the other transactions contemplated hereby. The Daimler-Benz Stockholders Meeting shall be scheduled and, if necessary, adjourned as appropriate so that the Daimler-Benz Stockholder Approval occurs simultaneously with the Chrysler Stockholder Approval.

            Section 9.3. Chrysler Stock Issuance. Prior to the Effective Time and unless the Minimum Condition has been changed to the 80% Minimum, Chrysler shall issue and sell, in such manner as Chrysler reasonably determines and is reasonably acceptable to Daimler-Benz, approximately 30 million shares of Chrysler Common Stock (or such greater or lesser number as will allow the Mergers to be accounted for as a "pooling-of-interests" under APB No. 16 and applicable SEC rules and regulations) (the "Chrysler Stock Issuance"). The Chrysler Stock Issuance shall be accomplished on such terms and conditions as Chrysler reasonably believes are appropriate and are reasonably acceptable to Daimler-Benz. Daimler-Benz and Chrysler shall cooperate with each other with respect to the Chrysler Stock Issuance. Shares of Chrysler Common Stock sold and issued pursuant to the Chrysler Stock Issuance shall be treated for all purposes as issued and outstanding shares of Chrysler Common Stock at the Effective Time.

            Section 9.4. Accountants' Comfort Letters. Each of Daimler-Benz and Chrysler shall use their reasonable best efforts to cause to be delivered to the other two letters from their respective independent accountants, one dated a date within two business days before the date on which the F-4 Registration Statement shall become effective and one dated a date within two business days before the Effective Time, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements similar to the F-4 Registration Statement.

            Section 9.5. Accountants' Pooling Letters. Each of Daimler-Benz and Chrysler shall use their reasonable best efforts to cause to be delivered to each other and their respective accountants a letter from the other's independent accountants addressed to Daimler-Benz and Chrysler, dated as of the date the F-4 Registration Statement is declared effective and as of the Closing Date, stating that accounting for the Mergers as a "pooling-of-interests" under APB No. 16 and applicable SEC rules and regulations is appropriate if the Mergers are consummated as contemplated by this Agreement.

            Section 9.6. Access to Information; Confidentiality. (a) Each of Chrysler and Daimler-Benz shall, and shall cause each of their respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Chrysler and Daimler-Benz shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of U.S. federal or state securities laws or German securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 9.6 shall affect any representation or warranty given by the other party hereto.

                  (b) Each of Daimler-Benz, Chrysler and Newco AG will hold and will cause each of their respective officers, directors, employees, attorneys, investment bankers and other advisors ("representatives") to hold in strict confidence (unless compelled to disclose by judicial or administrative process) all non-public information obtained, whether prior to or after the date of this

Agreement, from or provided on behalf of the other party, except to the extent that such information can be shown to have been (i) previously known or independently developed by the party receiving such information, (ii) in the public domain through no fault of the receiving party, or (iii) later lawfully acquired by the receiving party from other sources not known by the receiving party to be bound by confidentiality obligations (the "Confidential Information"). Each of Daimler-Benz, Chrysler and Newco AG will, and will cause each of their respective representatives to, use the Confidential Information received by it solely in connection with its evaluation of the transactions contemplated by this Agreement and in furtherance of the consummation of such transactions in accordance with the terms of this Agreement. In the event of the termination of this Agreement, each of Daimler-Benz, Chrysler and Newco AG will, and will cause each of their respective representatives to, (x) maintain the confidentiality of the Confidential Information, and (y) return all written Confidential Information promptly upon the written request of the other party. In addition, each of Daimler-Benz, Chrysler and Newco AG, as a result of their receipt of Confidential Information will, and will cause each of their respective representatives not to, solicit any employee of the other for employment, provided that each of Daimler-Benz, Chrysler and Newco AG may engage in general solicitations of employment not specifically directed to employees of Chrysler, Daimler-Benz and Newco AG, as the case may be.

            Section 9.7. Takeover Statute. Chrysler and Daimler-Benz shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Chrysler Merger, this Agreement, or any of the other transactions contemplated by this Agreement and
(ii) if any state takeover statute or similar statute or regulation becomes applicable to the Chrysler Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Chrysler Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Chrysler Merger and the other transactions contemplated by this Agreement.

            Section 9.8. Indemnification, Exculpation and Insurance. (a) Daimler-Benz and Newco AG shall maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Chrysler or Daimler-Benz or any of their respective Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of Chrysler or Daimler-Benz. In addition, from and after the Effective Time, directors and officers of Chrysler who become directors or officers of Newco AG or Daimler-Benz shall be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Newco AG or Daimler-Benz, as the case may be, and Management Board members (Mitglieder des Vorstands) and officers of Daimler-Benz who become directors or officers of Newco AG or Chrysler shall be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Newco AG or Chrysler, as the case may be.

                  (b) If Newco AG, Daimler-Benz or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Newco AG or Daimler-Benz, as the case may be, assume the obligations set forth in this
Section 9.8.

                  (c) From and after the Effective Time, Chrysler and Newco AG will indemnify and hold harmless each present and former director and officer of Chrysler and its Subsidiaries (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that Chrysler or such Subsidiary would have been permitted under applicable law and the Certificate of Incorporation or Bylaws of Chrysler or such Subsidiary in effect on the date hereof to indemnify or to obtain insurance for such person (and Newco AG or Chrysler shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

                  (d) The provisions of this Section 9.8 are intended to be for the benefit of, and may be enforced by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

            Section 9.9. Public Announcements. Daimler-Benz and Chrysler shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Mergers, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

            Section 9.10. Affiliates. Unless Chrysler and Daimler-Benz shall have determined that, because of circumstances not related to the matters set forth in this Section 9.10, the transactions contemplated by this Agreement will not be accounted for as a "pooling of interests" under US GAAP: (a) As soon as practicable after the date hereof, Chrysler shall deliver to Daimler-Benz a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of Chrysler, "affiliates" of Chrysler for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Mergers for "pooling-of-interests" accounting treatment under APB No. 16 and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Chrysler shall use reasonable best efforts to cause each person identified on such list to deliver to Daimler-Benz not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit B-1. As soon as practicable after the date hereof, Daimler-Benz shall deliver to Chrysler a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of Daimler-Benz, "affiliates" of Daimler-Benz for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Mergers for "pooling-of-interests" accounting treatment under APB No. 16 and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Daimler-Benz shall use reasonable best efforts to cause all persons who are "affiliates" of Daimler-Benz for purposes of qualifying the Mergers for "pooling-of-interests" accounting treatment under APB No. 16 and applicable SEC rules and regulations to deliver to Chrysler not less than 30 days prior to the Effective Time, a written agreement substantially in the form of Exhibit B-2.

                  (b) Newco AG shall publish no later than 45 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Effective Time combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

            Section 9.11. Stock Exchange Listings. (a) As soon as practicable following the date of this Agreement and in any event prior to the Daimler-Benz Exchange Offer Expiration Date, Daimler-Benz and Newco AG shall prepare and file all documents with the Frankfurt Stock Exchange Admission Board (the "Stock Exchange Admission Board") and all other stock exchange admission boards on which the Daimler-Benz Ordinary Shares are listed and use their reasonable best efforts to cause the Newco Ordinary Shares to be issued by Newco AG in connection with the transactions contemplated by this Agreement to be approved for listing on the Frankfurt Stock Exchange (the "FSE") and such other stock exchanges, subject to official notice of issuance. Newco AG shall prepare and file with the Stock Exchange Admission Board the draft German Prospectus, and Newco AG and Daimler-Benz shall promptly provide the Executive Office of the Takeover Commission with all information required under the German Takeover Code. Each of Chrysler, Daimler-Benz and Newco AG shall use its reasonable best efforts to have the German Prospectus consented to by the Stock Exchange Admission Board as promptly as practicable after such filings and the listing of Newco Ordinary Shares obtained on all stock exchanges on which the Daimler-Benz Ordinary Shares are listed. If at any time prior to the Effective Time, any of the parties discover that an amendment or supplement to the documents or other information filed with the Stock Exchange Admission Board, the other stock exchange admission boards or the Executive Office of the Takeover Commission should be filed so that any such documents or information would not include any misstatement of a material fact or any omission of any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that makes such discovery shall promptly notify the other parties hereto and an appropriate amendment or supplement shall be promptly filed with the Stock Exchange Admission Board, the stock exchange admission boards of all other stock exchanges on which the

Daimler-Benz Ordinary Shares are listed and the Executive Office of the Takeover Commission and, to the extent required by law, such information shall be made public.

                  (b) Daimler-Benz and Newco AG shall use reasonable best efforts to cause the Newco ADSs to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Daimler-Benz Exchange Offer Expiration Date.

            Section 9.12. Stockholder Litigation. Each of Chrysler and Daimler-Benz shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Chrysler, Daimler-Benz or Newco AG, as applicable, and its directors relating to the transactions contemplated by this Agreement.

            Section 9.13. Tax Treatment. Each of Daimler-Benz and Chrysler shall use its reasonable best efforts (i) to cause the Chrysler Exchange, either (a) to qualify as a reorganization within the meaning of Section 368(a) of the Code or (b) when integrated with the Daimler-Benz Exchange Offer and taking into account the Daimler-Benz Merger, to be treated as a transaction described in
Section 351(a) of the Code, (ii) to cause the Daimler-Benz Exchange Offer either
(a) when integrated with the Chrysler Exchange, to be treated as a transaction described in Section 351(a) of the Code or (b) if integrated with the Daimler-Benz Merger, to qualify as a reorganization within the meaning of
Section 368(a) of the Code, (iii) to cause the Daimler-Benz Exchange Offer and the Daimler-Benz Merger not to result in the recognition of any gain or loss by Newco AG, Daimler-Benz or stockholders of Daimler-Benz under German law, and
(iv) to enable Chrysler to obtain from the Internal Revenue Service the private letter ruling described in Section 10.3(d) and to meet the conditions thereof. Chrysler agrees to consult with Daimler-Benz with respect to Chrysler's request for the IRS private letter ruling described in Section 10.3(d). Prior to submitting any written submissions or representations to the IRS in connection with such request, Chrysler further agrees to provide such written submissions and representations to Daimler-Benz for Daimler-Benz's review and approval, which shall not be unreasonably withheld or delayed.

            Section 9.14. Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, neither Chrysler nor Daimler-Benz shall terminate, amend, modify or waive any provision of any standstill agreement or waive any provision of any confidentiality agreement to which it or any of its respective Subsidiaries is a party, except as provided in the Chrysler Stockholders Agreement. During such period, Chrysler or Daimler-Benz, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state thereof or any court in Germany or any political subdivision thereof, in each such case which has jurisdiction of the parties and the subject matter.

            Section 9.15. Conveyance Taxes. Daimler-Benz and Chrysler shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. Chrysler shall pay, without deduction or withholding from any amount payable to the holders of Chrysler Common Stock (and shall not directly or indirectly be reimbursed by Daimler-Benz or Newco AG for), any such taxes or fees imposed by any taxing authority (and any penalties and interest with respect to such taxes and fees) on Chrysler or any holder of Chrysler Common Stock that become payable in connection with the transactions contemplated by this Agreement. Daimler-Benz shall pay, without deduction or withholding from any amount payable to the holders of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs (and shall not directly or indirectly be reimbursed by Chrysler or Newco AG for), any such taxes or fees imposed by any taxing authority (and any penalties and interest with respect to such taxes and fees) on Daimler-Benz or any holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs that become payable in connection with the transactions contemplated by this Agreement.

            Section 9.16. Certain Obligations of Newco AG. Certain obligations of Newco AG set forth in this Agreement, including those obligations designed to survive the consummation of the U.S. Share Exchange, the German Share Exchange or the Daimler-Benz Merger, require certain additional corporate actions by or with respect to Newco AG specified in the German Stock Corporation Law (Aktiengesetz) including Section 52 and Sections 183 et seq. (in particular
Section 187) of the German Stock Corporation Law (Aktiengesetz) and in the German Transformation Act (Umwandlungsgesetz) be taken. Newco AG shall recommend to its Supervisory Board (Aufsichtsrat) and to its shareholders meeting that such actions be taken. As required by law, certain of such obligations of Newco AG shall be incorporated in agreements in connection with the contributions in kind to Newco AG, which agreements shall be entered into by Newco AG and the U.S. Exchange Agent as well as the Daimler-Benz Exchange Agent and Chrysler, respectively, in the context of the U.S. Share Exchange and the German Share Exchange pursuant to Sections 52 and 183 et seq. of the German Stock Corporation Law (Aktiengesetz).

            Section 9.17. Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 9.17 will limit or affect actions permitted to be taken pursuant to Section 9.1.


                                    ARTICLE X

                               CLOSING CONDITIONS

            Section 10.1. Conditions to All Parties' Obligation to Close. The obligation of all parties to consummate the Daimler-Benz Exchange Offer and the German Share Exchange, the Daimler-Benz Merger and the Chrysler Merger and the U.S. Share Exchange is subject to the satisfaction on or prior to the consummation of the Daimler-Benz Exchange Offer of the following conditions:

                  (a) (i) Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and (ii) the Commission of the European Union shall have approved the transactions contemplated by this Agreement under Regulation (EEC) No. 4064/89 of the Council of the European Union, or such approval shall have been deemed to have been granted.

                  (b) The F-4 Registration Statement shall have become effective and no stop order suspending the effectiveness of the F-4 Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.

                  (c) The Newco ADSs issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance, and the Newco Ordinary Shares issuable to Daimler-Benz's stockholders pursuant to Article I and III shall have been approved for listing on the FSE.

                  (d) Each of the Chrysler Stockholder Approval and the Daimler-Benz Stockholder Approval shall have been obtained.

                  (e) Other than the filing provided for under Section 2.9 and filings pursuant to the HSR Act, and with the Commission of the European Union under Regulation (EEC) No. 4064/89 of the Council of the European Union, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Chrysler, Daimler-Benz or any of their respective Subsidiaries to consummate the transactions contemplated hereby, the failure of which to be obtained or taken is reasonably likely to have a Material Adverse Effect on Newco AG, shall have been obtained or made, all in form and substance reasonably satisfactory to Chrysler and Daimler-Benz.

                  (f) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Daimler-Benz Exchange Offer, the Chrysler Merger, the U.S. Share Exchange or the Daimler-Benz Merger, or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on Chrysler or Daimler-Benz; provided that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

                  (g) Each of Daimler-Benz and Chrysler shall have received the accountants' letters contemplated by Sections 9.4 and (unless the Minimum Condition has been changed to the 80% Minimum) 9.5.

                  (h) The Chrysler Stock Issuance shall have been completed in accordance with Section 9.3 (unless the Minimum Condition has been changed to the 80% Minimum).

                  (i) All conditions to the Daimler-Benz Exchange Offer shall have been satisfied.

            Section 10.2. Conditions to Daimler-Benz's and Newco AG's Obligation to Close. The obligation of Daimler-Benz and Newco AG to consummate the U.S. Share Exchange and the Daimler-Benz Merger is further subject to the satisfaction on or prior to the Effective Time of the following additional conditions:

                  (a) The representations and warranties of Chrysler set forth herein shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chrysler, and Daimler-Benz shall have received a Certificate of an Executive Vice President of Chrysler as to the satisfaction of this condition.

                  (b) Chrysler shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Daimler-Benz shall have received a Certificate of an Executive Vice President of Chrysler as to the satisfaction of this condition.

                  (c) Daimler-Benz and Newco AG shall have received from German tax counsel to Daimler-Benz, based on reasonably requested representation letters and customary assumptions, an opinion, dated as of the Chrysler Merger Closing Date, substantially to the effect that neither the Daimler-Benz Exchange Offer nor the Daimler-Benz Merger will result in the recognition of any gain or loss by stockholders of Daimler-Benz or by Daimler-Benz or Newco AG under German law.

                  (d) Daimler-Benz and Newco AG shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Daimler-Benz and Newco AG, an opinion, based on reasonably requested representation letters and customary assumptions, dated as of the Daimler-Benz Exchange Offer Expiration Date, substantially to the effect that for U.S. federal income tax purposes the Daimler-Benz Exchange Offer, taking into account the Chrysler Exchange and the Daimler-Benz Merger, should be treated as a non-recognition transfer of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs by the holders thereof in exchange for Newco Ordinary Shares and Newco ADSs, respectively.

                  (e) At any time after the date of this Agreement there shall not have occurred and be continuing as of the Effective Time any Material Adverse Effect on Chrysler.

            Section 10.3. Conditions to Chrysler's Obligation to Close. The obligation of Chrysler to consummate the Chrysler Merger is further subject to the satisfaction on or prior to the Effective Time of the following additional conditions:

                  (a) The respective representations and warranties of Daimler-Benz and Newco AG set forth herein shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of representations and warranties of Daimler-Benz, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Daimler-Benz, and Chrysler shall have received a certificate of a member of the Board of Management (Vorstand) of Daimler-Benz as to the satisfaction of this condition by Daimler-Benz and a certificate of a member of the Board of Management (Vorstand) of Newco AG as to the satisfaction of this condition by Newco AG.

                  (b) Daimler-Benz and Newco AG shall, in all material respects, have performed or complied with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Chrysler shall have received a certificate of a member of the Board of Management (Vorstand) of Daimler-Benz as to the satisfaction of this condition by Daimler-Benz and a certificate of a member of the Board of Management (Vorstand) of Newco AG as to the satisfaction of this condition by Newco AG.

                  (c) Chrysler shall have received from Debevoise & Plimpton, special counsel to Chrysler, an opinion, based on a private letter ruling from the IRS addressing certain issues under Section 367(a)(1) of the Code, reasonably requested representation letters and customary assumptions, dated as of the Chrysler Merger Closing Date, substantially to the effect that for U.S. federal income tax purposes the Chrysler Exchange, and taking into account the Daimler-

Benz Exchange Offer and the Daimler-Benz Merger, should be treated as a non-recognition transfer of Chrysler Common Stock by the holders thereof in exchange for Newco ADSs.

                  (d) Chrysler shall have received from the IRS a private letter ruling addressing certain issues under Section 367(a)(1) of the Code, reasonably satisfactory to Chrysler and sufficient to enable Debevoise & Plimpton to render the opinion described in Section 10.3(c).

                  (e) The Rights Offering shall have been consummated and shall have been fully subscribed.

                  (f) The Daimler-Benz Exchange Offer shall have been consummated.

                  (g) At any time after the date of this Agreement there shall not have occurred and be continuing as of the Effective Time any Material Adverse Effect on Daimler-Benz.

            Section 10.4. Further Condition to Obligations of Daimler-Benz and Newco AG. After the Effective Time and the consummation of the U.S. Share Exchange, the obligations of Daimler-Benz and Newco AG to complete the Daimler-Benz Merger shall only be subject to the satisfaction on or prior to the date of the Daimler-Benz Merger Closing of the condition set forth in Section 10.1(f)(i).

            Section 10.5. Frustration of Closing Conditions. Neither Daimler-Benz nor Chrysler may rely on the failure of any condition set forth in
Section 10.1, 10.2, 10.3 or 10.4, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Daimler-Benz Exchange Offer, the Mergers and the other transactions contemplated by this Agreement, as required by and subject to
Section 9.17.


                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

            Section 11.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of Section 11.1(d) or Section 11.1(f)) whether before or after the Chrysler Stockholder Approval or the Daimler-Benz Stockholder Approval:

            (a) by mutual written consent of Daimler-Benz and Chrysler;

            (b) by either Daimler-Benz or Chrysler:

                  (i) if the Chrysler Merger and the Daimler-Benz Exchange Offer shall not have been consummated by January 31, 1999, provided that the right to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Chrysler Merger, the U.S. Share Exchange and the Daimler-Benz Exchange Offer to be consummated on or prior to such date; and provided, further, that this Agreement may be extended for up to 30 days by either Daimler-Benz or Chrysler by written notice to the other party if the Daimler-Benz Exchange Offer or the Chrysler Merger shall not have been consummated as a direct result of Daimler-Benz or Chrysler having failed to receive all regulatory approvals required to be obtained with respect thereto;

                  (ii) if the Chrysler Stockholder Approval or the Daimler-Benz Stockholder Approval shall not have been obtained at the respective Chrysler Stockholders Meeting or Daimler-Benz Stockholders Meeting or at any adjournment or postponement thereof;

                  (iii) if any Restraint having either of the effects set forth in Section 10.1(f) shall be in effect and shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 11.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

                  (iv) if this Agreement shall not have been finally approved by the Supervisory Board (Aufsichtsrat) of Daimler-Benz on or prior to May 21, 1998.

            (c) by Daimler-Benz if Chrysler shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 10.2(a) or (b), and (2) is incapable of being cured by Chrysler or is not cured within 45 days after receipt of written notice thereof;

            (d) prior to receipt of the Daimler-Benz Stockholder Approval, by Daimler-Benz in accordance with Section 9.1(b);

            (e) by Chrysler, if Daimler-Benz or Newco AG shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 10.3(a) or (b), and (2) is incapable of being cured by Daimler-Benz or Newco AG or is not cured within 45 days of written notice thereof; or

            (f) prior to receipt of the Chrysler Stockholder Approval, by Chrysler in accordance with Section 9.1(b).

            Section 11.2. Effect of Termination. In the event of termination of this Agreement by either Chrysler or Daimler-Benz as provided in Section 11.1, written notice thereof shall be given as promptly as possible to the other parties hereto and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Daimler-Benz, Chrysler or

Newco AG, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. Notwithstanding the foregoing, the provisions of Section 5.18, paragraph (b) of Section 9.6, this
Section 11.2 and Article XII shall survive termination of this Agreement in accordance with Article XI.


                                   ARTICLE XII

                                  MISCELLANEOUS

            Section 12.1. No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument or document delivered pursuant to this Agreement shall survive the Effective Time. This Section 12.1 shall not limit any covenant or agreement of the parties which by its terms contemplate performance after the Effective Time.

            Section 12.2. Fees and Expenses. Except as otherwise provided in
Section 9.15, all fees and expenses incurred in connection with the Mergers, this Agreement and the other transactions contemplated by this Agreement shall be borne by the party incurring such fees or expenses, whether or not the Mergers are consummated, and accordingly each of Daimler-Benz and Chrysler shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the F-4 Registration Statement and the Proxy Statement/Prospectus (including SEC registration and filing fees).

            Section 12.3. Counterparts; Effectiveness. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto.

            Section 12.4. Governing Law. The Daimler-Benz Merger, the Daimler-Benz Exchange Offer (to the extent it is conducted in Germany) and the capital contribution in kind included in the U.S. Share Exchange shall be governed by and effected in accordance with German law. In all other respects, this Agreement shall be governed by and effected in accordance with Delaware law without regard to the principles of conflicts of laws thereof.

            Section 12.5. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this
Section 12.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this
Section 12.5 (or at such other address for a party as shall be specified by like notice):

            (a)   if to Chrysler, to

                  Chrysler Corporation
                  1000 Chrysler Drive
                  Auburn Hills, Michigan 48326
                  Telecopy No.: (248) 512-5420
                  Attention:  William J. O'Brien
                              Vice President, General
                              Counsel and Secretary

                  with a copy to:

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York  10022
                  Telecopy No.: (212) 909-6836
                  Attention:  Meredith M. Brown
                              Paul H. Wilson, Jr.

                  and a further copy to:

                  Bruckhaus Westrick Heller Lober
                  Taunusanlage 11
                  D-60329 Frankfurt am Main
                  Germany
                  Telecopy No.:  011-49-69-23 26 64
                  Attention:  Dr. Harald Voss

            (b)   if to Daimler-Benz, to

                  Daimler-Benz Aktiengesellschaft
                  Epplestrasse 225
                  70567 Stuttgart
                  Germany
                  Telecopy No.:  011-49-711-17-94452
                  Attention:  Dr. Siegfried Schwung
                             Associate General Counsel
                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York  10022
                  Telecopy No.:  (212) 735-2000
                  Attention:   J. Michael Schell
                              Margaret L. Wolff

                  with a further copy to:

                  Shearman & Sterling
                  Couvenstr. 8
                  D-40211 Dusseldorf
                  Germany
                  Telecopy No.:  011-49-211-17888-81
                  Attention:   Georg F. Thoma

            (c)   if to Newco AG, to

                  Oppenheim Aktiengesellschaft
                  c/o Sal. Oppenheim jr. & Cie.
                  Unter Sachsenhausen 4
                  50667 Koln
                  Telecopy No.:  011-49-221-145-1034
                  Attention:  Johannes Maret

            Section 12.6. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment not permitted under this Section 12.6 shall be null and void.

            Section 12.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

            Section 12.8. Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or any default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

            Section 12.9. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Exhibits hereto and the other agreements contemplated hereby and instruments delivered pursuant hereto and thereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

            Section 12.10. Reservation of Right to Revise Transaction. If the implementation and mechanics prove not to be operable, the parties will use their reasonable best efforts to change the method of effecting the business combination between Chrysler and Daimler-Benz contemplated hereby, and each party will cooperate in such efforts, including to provide for a different form of transaction to effect the business combination of Chrysler and Daimler-Benz, provided, that no such change shall (a) alter or change the amount or kind of consideration to be received by holders of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADRs, (b) adversely affect the tax treatment to Chrysler, Daimler-Benz, Newco AG or their respective stockholders as a result of the transactions contemplated hereby, or (c) materially delay receipt of any material approval referred to in this Agreement or the consummation of the transactions contemplated hereby. Newco AG shall be bound by any changes to the transactions contemplated hereby that are agreed to by Chrysler and Daimler-Benz in accordance with this Section 12.10.

            Section 12.11. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, either Daimler-Benz or Chrysler may (a) extend the time for the performance of any of the obligations or acts of any other party hereto (provided that Daimler-Benz may not extend the time for the performance of any of the obligations of Newco AG without the written consent of Chrysler); (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto (provided that Daimler-Benz may not waive any inaccuracies in the representations or warranties made by Newco AG without the written consent of Chrysler); or (c) subject to the proviso of Section 12.12 waive compliance with any of the agreements or conditions of any other party hereto contained herein (provided that Daimler-Benz may not waive compliance with any of the agreements or conditions of Newco AG without the written consent of Chrysler). Notwithstanding the foregoing, no failure or delay by Daimler-Benz or Chrysler or Newco AG in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of Daimler-Benz or Chrysler hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

            Section 12.12. Amendment. This Agreement may be amended by the parties at any time before or after the Chrysler Stockholder Approval or the Daimler-Benz Stockholder Approval provided, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Chrysler or Daimler-Benz without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

            Section 12.13. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

            Section 12.14. Responsibility for Obligations of Newco AG. After consummation of the Daimler-Benz Exchange Offer and until the German Effective Time, Newco AG as majority shareholder of Daimler-Benz will cause Daimler-Benz to comply with all of Daimler-Benz's obligations hereunder.

            Section 12.15. Consent to Jurisdiction. Each of the parties hereto
(a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court, and
(d) waives any right to a trial by jury with respect to any claim, counterclaim or action arising out of or in connection with this Agreement or the transactions contemplated hereby.

      IN WITNESS HEREOF, Daimler-Benz, Chrysler and Newco AG have caused this Agreement to be duly executed as of the day and year first above written.


                                        DAIMLER-BENZ AKTIENGESELLSCHAFT


                                        By:__________________________________
                                             Name: Jurgen E. Schrempp
                                             Title: Chairman of the Management
                                                     Board

                                        By:__________________________________
                                             Name:
                                             Title:

                                        CHRYSLER CORPORATION


                                        By:__________________________________
                                             Name: Robert J. Eaton
                                             Title: Chairman and Chief Executive
                                                    Officer


                                        By:__________________________________
                                             Name:
                                             Title:


                                        OPPENHEIM AKTIENGESELLSCHAFT


                                        By:__________________________________
                                             Name:  Johannes Maret
                                             Title:


                                        By:__________________________________
                                             Name:
                                             Title:

                                                                       EXHIBIT A


                             ANNEX OF DEFINED TERMS


         1.1 "ACQUISITION AGREEMENT" shall have the meaning set forth in Section 9.1(b).

         1.2 "AFFILIATE" of any person shall mean (except as otherwise specifically defined), as to any person, any other person which, directly or indirectly, controls, is controlled by, or is under common control with, such person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

         1.3 "ADNs" shall have the meaning set forth in Section 3.8.

         1.4 "ADS CLOSING PRICE" shall have the meaning set forth in Section 2.6(a).

         1.5 "AGREEMENT" shall have the meaning set forth in the first paragraph.

         1.6 "APB NO. 16" shall have the meaning set forth in Section 2.5(f).

         1.7 "CHRYSLER" shall mean the corporate party to the Agreement identified in the first paragraph.

         1.8 "CHRYSLER COMMON STOCK" shall have the meaning set forth in Section 2.4.

         1.9 "CHRYSLER EMPLOYEE OPTIONHOLDER" shall mean any person who holds a Chrysler Employee Stock Option.

         1.10 "CHRYSLER EMPLOYEE STOCK OPTION" shall mean an option to purchase shares of Chrysler Common Stock granted pursuant to a Chrysler stock option plan and listed on Section 5.3(b) of Chrysler's Disclosure Schedule or subsequently granted as permitted by Article VII(b)(2).

         1.11 "CHRYSLER EXCHANGE" shall mean the Chrysler Merger together with the U.S. Share Exchange.

         1.12 "CHRYSLER MERGER" shall mean the transaction contemplated by
Section 2.2.

         1.13 "CHRYSLER MERGER CLOSING" shall have the meaning set forth in
Section 2.9.

         1.14 "CHRYSLER MERGER CLOSING DATE" shall mean the date on which the Chrysler Merger Closing occurs.

         1.15 "CHRYSLER MERGER SUB" shall have the meaning set forth in Section 2.1.

         1.16 "CHRYSLER MERGER SUB BY-LAWS" shall have the meaning set forth in
Section 2.11.

         1.17 "CHRYSLER MERGER SUB CHARTER" shall have the meaning set forth in
Section 2.10.

         1.18 "CHRYSLER MERGER SUB COMMON STOCK" shall have the meaning set forth in Section 2.1.

         1.19 "CHRYSLER PREFERRED STOCK" shall have the meaning set forth in
Section 2.7.

         1.20 "CHRYSLER RIGHTS AGREEMENT" shall have the meaning set forth in
Section 5.19(b).

         1.21 "CHRYSLER STOCKHOLDER APPROVAL" shall have the meaning set forth in Section 5.15(a).

         1.22 "CHRYSLER STOCKHOLDERS MEETING" shall have the meaning set forth in Section 9.2(c).

         1.23 "CHRYSLER STOCK ISSUANCE" shall have the meaning set forth in
Section 9.3.

         1.24 "CLOSING VALUE" shall have the meaning set forth in Section
2.6(a).

         1.25 "CODE" shall have the meaning set forth in the sixth WHEREAS clause.

         1.26 "COMMON SHARES TRUST" shall have the meaning set forth in Section 3.10(c).

         1.27 "COMPANY PERMITS" shall have the meaning set forth in Section 5.1.

         1.28 "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
Section 9.6(b).

         1.29 "COSTS" shall have the meaning set forth in Section 9.8(c).

         1.30 "CSFB" shall mean Credit Suisse First Boston Corporation, financial advisor to Chrysler.

         1.31 "DAIMLER-BENZ" shall mean the corporate party to the Agreement identified in the first paragraph.

         1.32 "DAIMLER-BENZ ADSs" shall have the meaning set forth in Section
1.1.

         1.33 "DAIMLER-BENZ EMPLOYEE OPTIONHOLDER" shall mean any person who holds a Daimler-Benz Employee Stock Option.

         1.34 "DAIMLER-BENZ EMPLOYEE STOCK OPTION" shall mean a convertible bond, nominal value DM 1,000, issued pursuant to the Daimler-Benz stock option plans and listed on Section 5.3(b) of Daimler-Benz's Disclosure Schedule.

         1.35 "DAIMLER-BENZ EXCHANGE AGENT" shall have the meaning set forth in
Section 1.2.

         1.36 "DAIMLER-BENZ EXCHANGE OFFER" shall mean the offer contemplated by
Section 1.1.

         1.37 "DAIMLER-BENZ EXCHANGE OFFER CONDITIONS" shall have the meaning set forth in Section 1.1.

         1.38 "DAIMLER-BENZ EXCHANGE OFFER EXPIRATION DATE" shall have the meaning set forth in Section 1.1.

         1.39 "DAIMLER-BENZ EXCHANGE OFFER RATIO" shall have the meaning set forth in Section 1.1.

         1.40 "DAIMLER-BENZ MERGER" shall mean the transaction contemplated by
Section 3.1.

         1.41 "DAIMLER-BENZ MERGER CONSIDERATION" shall have the meaning set forth in Section 3.3.

         1.42 "DAIMLER-BENZ MERGER EXCHANGE RATIO" shall have the meaning set forth in Section 3.3.

         1.43 "DAIMLER-BENZ ORDINARY SHARES" shall have the meaning set forth in
Section 1.1.

         1.44 "DAIMLER-BENZ STOCKHOLDER APPROVAL" shall have the meaning set forth in Section 5.15(b).

         1.45 "DAIMLER-BENZ STOCKHOLDERS MEETING" shall have the meaning set forth in Section 9.2(c).

         1.46 "DGCL" shall mean the General Corporation Law of the State of Delaware.

         1.47 "DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by each Representing Party to the other setting forth (organized by the number and letter of the corresponding section and paragraph in the Business Combination Agreement provided, that matters disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed for all purposes of such disclosure schedule) the Representing Party's exceptions to the representations and warranties of such Representing Party contained in Article V and to the covenants set forth in Article VII, and provided further that inclusion of an item in a disclosure schedule shall not be construed to mean that the item is required to be disclosed or is material.

         1.48 "DM BES" shall have the meaning set forth in Section 3.8.

         1.49 "EFFECTIVE TIME" shall have the meaning set forth in Section 2.9.

         1.50 "80% MINIMUM" shall have the meaning set forth in Section 1.1.

         1.51 "ELIGIBLE RETIREE" shall have the meaning set forth in Section 8.3(c).

         1.52 "ENCUMBRANCE" shall mean any mortgage, pledge, lien, charge, encumbrance, defect, security interest, claim, option or restriction of any kind.

         1.53 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.54 "ERISA AFFILIATE" shall have the meaning set forth in Section 5.11(a).

         1.55 "EXCESS SHARES" shall have the meaning set forth in Section
3.10(b).

         1.56 "EXCHANGE ACT" shall have the meaning set forth in Section 5.6(b).

         1.57 "EXCHANGE OFFER DOCUMENTS" shall have the meaning set forth in
Section 1.4(b).

         1.58 "EXECUTIVE OFFICE OF THE TAKEOVER COMMISSION" shall have the meaning set forth in Section 1.1.

         1.59 "EXERCISE PRICE" shall have the meaning set forth in Section
2.6(a).

         1.60 "F-4 REGISTRATION STATEMENT" shall mean the Registration Statement on Form F-4 of Newco AG registering Newco Ordinary Shares and Newco ADSs to be issued in the Chrysler Merger and the Exchange Offer.

         1.61 "FSE" shall have the meaning set forth in Section 9.11(a).

         1.62 "FULLY DILUTED BASIS" shall mean a basis that takes into account all outstanding Daimler-Benz Ordinary Shares (including all outstanding Daimler-Benz ADSs) and the maximum aggregate number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs that may be issued in respect of any warrants, options, convertible instruments or other rights pursuant to which the holder thereof may acquire Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, regardless of whether currently exercisable or convertible. For this purpose, the number of Daimler-Benz Ordinary Shares or ADSs into which the Notes (including Notes represented by ADNs and DM BESs) may be converted shall be deemed to be the higher of (i) the maximum aggregate number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs into which the Notes can be converted and (ii) a number of Daimler-Benz Ordinary Shares equal to 120% of the market value of the Notes on the Daimler-Benz Exchange Offer Expiration Date divided by the per share closing price of a Daimler-Benz Ordinary Share or Daimler-Benz ADS, as applicable, as reported by the FSE or The Wall Street Journal, as applicable, on such date.

         1.63 "GERMAN EFFECTIVE TIME" shall have the meaning set forth in
Section 3.2.

         1.64 "GERMAN EXCHANGE OFFER DOCUMENTS" shall have the meaning set forth in Section 1.3.

         1.65 "GERMAN MERGER AGREEMENT" shall have the meaning set forth in
Section 3.1.

         1.66 "GERMAN PROSPECTUS" shall have the meaning set forth in Section
1.3.

         1.67 "GERMAN SHARE EXCHANGE" shall have the meaning set forth in
Section 1.1.

         1.68 "GERMAN STOCK CORPORATION LAW (AKTIENGESETZ)" shall have the meaning set forth in Section 3.1.

         1.69 "GERMAN SURVIVING CORPORATION" shall have the meaning set forth in
Section 3.1.

         1.70 "GERMAN TAKEOVER CODE" shall have the meaning set forth in Section 1.1.

         1.71 "GOLDMAN SACHS" shall mean Goldman, Sachs & Co., financial advisor to Daimler-Benz.

         1.72 "GOVERNMENTAL ENTITY" shall mean any court, tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority, whether federal, state, local or foreign.

         1.73 "GSCL" shall have the meaning set forth in Section 3.1.

         1.74 "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         1.75 "INDEMNIFIED PARTY" shall have the meaning set forth in Section 9.8(c).

         1.76 "INITIAL PERIOD" shall have the meaning set forth in Section
8.3(a).

         1.77 "IRS" shall mean the United States Internal Revenue Service.

         1.78 "MATERIAL ADVERSE EFFECT" with respect to Daimler-Benz, Chrysler or Newco AG shall mean any event or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, except for any events or states of facts relating to (i) the automotive and automotive finance industry in general, and not relating specifically to the business of Chrysler or Daimler-Benz, as the case may be, or (ii) the economy of the United States of America, the Federal Republic of Germany or the world, in general, and not relating specifically to the business of Chrysler or Daimler-Benz, as the case may be or in the case of Newco AG, Newco AG and its Subsidiaries immediately after the Effective Time, taken as a whole.

         1.79 "MERGERS" shall mean the Daimler-Benz Merger and the Chrysler Merger, collectively.

         1.80 "MINIMUM CONDITION" shall have the meaning set forth in Section
1.1.

         1.81 "NEWCO AG" shall mean the corporate party to the Agreement identified in the first paragraph.

         1.82 "NEWCO ADS" shall have the meaning set forth in Section 1.1.

         1.83 "NEWCO ORDINARY SHARES" shall have the meaning set forth in
Section 1.1.

         1.84 "NEWCO SATZUNG" shall have the meaning set forth in Section 4.1.

         1.85 "NOTES" shall have the meaning set forth in Section 3.8.

         1.86 "NYSE" shall have the meaning set forth in Section 3.10(b).

         1.87 "OLD CHRYSLER CERTIFICATES" shall have the meaning set forth in
Section 2.5(b).

         1.88 "OLD DAIMLER-BENZ ADRS" shall have the meaning set forth in
Section 3.4(a).

         1.89 "OPTION SHARES" shall have the meaning set forth in Section
2.6(a).

         1.90 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         1.91 "PERFORMANCE SHARES" shall have the meaning set forth in Section 2.6(b).

         1.92 "PERSON" shall mean an individual, corporation, partnership, association, trust, or any other entity or organization, including, without limitation, a Governmental Entity.

         1.93 "PLANS" shall have the meaning set forth in Section 5.11(a).

         1.94 "PROXY STATEMENT/PROSPECTUS" shall mean the proxy statement of Chrysler to be used in connection with the solicitation of proxies by Chrysler for the Chrysler Stockholders Meeting and the prospectus of Newco AG for the Newco ADSs being issued in connection with the transactions contemplated by the Agreement, which Proxy Statement/Prospectus forms a part of the F-4 Registration Statement.

         1.95 "REPRESENTING PARTY" shall have the meaning set forth in the first paragraph of Article V.

         1.96 "REPRESENTING PARTY'S FILINGS" shall have the meaning set forth in
Section 5.6(b).

         1.97 "REPRESENTING PARTY'S FINANCIAL STATEMENTS" shall have the meaning set forth in Section 5.6(a).

         1.98 "REPRESENTING PARTY'S PRE-AGREEMENT FILINGS" shall have the meaning set forth in Section 5.6(b).

         1.99 "RESTRAINTS" shall have the meaning set forth in Section 10.1(f).

         1.100 "RESTRICTED STOCK UNITS" shall have the meaning set forth in
Section 2.6(d).

         1.101 "RIGHTS" shall mean the rights to purchase new Daimler-Benz Ordinary Shares distributed to holders of the Daimler-Benz Ordinary Shares pursuant to the Rights Offering.

         1.102 "RIGHTS OFFERING" shall have the meaning set forth in Section 2.4(c).

         1.103 "SCHEDULE 14D-1" shall have the meaning set forth in Section 1.4(a).

         1.104 "SCHEDULE 14D-9" shall have the meaning set forth in Section 1.4(b).

         1.105 "SEC" shall have the meaning set forth in Section 1.4(a).

         1.106 "SECURITIES ACT" shall have the meaning set forth in Section 5.6(b).

         1.107 "SIGNIFICANT SUBSIDIARY" shall mean have the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated by the SEC under the Exchange Act.

         1.108 "SPECIAL DISTRIBUTION" shall mean the special distribution by Daimler-Benz of DM 20 per Daimler-Benz Ordinary Share/Daimler-Benz ADS as proposed to the Annual General Meeting of Daimler-Benz stockholders to be held on May 27, 1998.

         1.109 "STOCK EXCHANGE ADMISSION BOARD" shall have the meaning set forth in Section 9.11(a).

         1.110 "SUBSIDIARY" shall mean with respect to Daimler-Benz or Chrysler, as the case may be, any person (i) of which fifty percent or more of either the equity interests in, or the voting control of, such person is directly or indirectly beneficially owned by Daimler-Benz or Chrysler, or (ii) Daimler-Benz or Chrysler has the ability to elect fifty percent or more of the directors or members of the governing board of such person, and in either such case, such person is a consolidated entity in the consolidated financial statements of such Representing Party.

         1.111 "SUPERIOR PROPOSAL" shall have the meaning set forth in Section 9.1(b).

         1.112 "SURVIVING CORPORATION COMMON STOCK" shall have the meaning set forth in Section 2.4(c).

         1.113 "TAKEOVER PROPOSAL" shall have the meaning set forth in Section 9.1(a).

         1.114 "TAXES" shall mean any and all taxes, duties, levies, imposts or other governmental charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including without limitation, taxes or other charges on or with respect to income, net assets, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

         1.115 "TAX RETURNS" shall mean any return, report or similar statement required to be filed with respect to any Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Taxes.

         1.116 "U.S. EXCHANGE AGENT" shall have the meaning set forth in Section 2.1.

         1.117 "U.S. EXCHANGE FUND" shall have the meaning set forth in Section 2.5(a).

         1.118 "U.S. EXCHANGE OFFER DOCUMENTS" shall have the meaning set forth in Section 1.4(b).

         1.119 "U.S. EXCHANGE RATIO" shall have the meaning set forth in Section 2.4(b).

         1.120 "US GAAP" shall have the meaning set forth in the eighth WHEREAS clause.

         1.121 "U.S. MERGER CONSIDERATION" shall have the meaning set forth in
Section 2.4(b).

         1.122 "U.S. PERSON" shall mean (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof,
(iii) an estate whose income is subject to United States Federal Income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. Persons have the authority to control all substantial decisions of the trust.

         1.123 "U.S. SHARE EXCHANGE" shall have the meaning set forth in Section 2.3.

         1.124 "U.S. SURVIVING CORPORATION" shall have the meaning set forth in
Section 2.2.

         1.125 "WARRANTS" shall mean the warrants issued by Daimler-Benz in connection with the 4 1/8% Deutsche Mark Bearer Notes of 1996/2003 issued by Daimler-Benz Capital (Luxembourg) AG.

                                                                     EXHIBIT B-1


                   FORM OF AFFILIATE LETTER FOR AFFILIATES OF
                              CHRYSLER CORPORATION

Chrysler Corporation
1000 Chrysler Drive
Auburn Hills, Michigan  48326


Daimler-Benz Aktiengesellschaft
225 Epplestrasse
70567 Stuttgart
Germany


Oppenheim Aktiengesellschaft
Unter Sachsenhausen 4
50667 Koln
Germany


Ladies and Gentlemen:

            I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Chrysler Corporation, a Delaware corporation ("Chrysler"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases No. 130 and No. 135, as amended, of the Commission. Pursuant to the terms of the Business Combination Agreement, dated as of May 7, 1998 (the "Business Combination Agreement"), among Daimler-Benz Aktiengesellschaft, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("Daimler-Benz"), Chrysler, and Oppenheim Aktiengesellschaft, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("Newco AG"), pursuant to which (i) Newco AG will exchange one ordinary share of no par value of Newco AG (the "Newco Ordinary Shares") or one Newco American Depositary Share representing one Newco Ordinary Share (the "Newco ADSs") for each outstanding ordinary share of DM 5 nominal value of Daimler-Benz or the corresponding no par value share, as the case may be (the "Daimler-Benz Ordinary Shares") or Daimler-Benz American Depositary Share representing one Daimler-Benz Ordinary Share (the "Daimler-Benz ADSs") tendered pursuant to an exchange offer being made by Newco to all holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs (the "Exchange Offer"),
(ii) simultaneously with the closing of the Exchange Offer, Chrysler Merger Sub, a Delaware corporation, will merge with and into Chrysler (the "Chrysler Merger") whereby the Chrysler stockholders will have the right to receive Newco ADSs in exchange for their shares of common stock, par value $1.00 per share, of Chrysler (the "Chrysler Common Stock"), and (iii) following the Exchange Offer, Daimler-Benz will merge with and into Newco and all remaining outstanding Daimler-Benz Ordinary Shares and Daimler-Benz ADSs will be converted into Newco Ordinary Shares or Newco ADSs, as the case may be, and (iv) stockholders of each of Chrysler and Daimler-Benz will become stockholders of Newco. Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Business Combination Agreement.

            As a result of the Chrysler Merger, I may receive Newco ADSs. I would receive such Newco ADSs in exchange for shares (or upon exercise of options for shares) owned by me of Chrysler Common Stock.

            1. I hereby represent, warrant and covenant to Newco, Chrysler and Daimler-Benz that in the event I receive any Newco ADSs as a result of the Chrysler Merger:

            A. I shall not make any offer, sale, pledge, transfer or other disposition of the Newco ADSs in violation of the Act or the Rules and Regulations.

            B. I have carefully read this letter and the Business Combination Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Newco ADSs, to the extent I felt necessary, with my counsel or counsel for Chrysler.

            C. I have been advised that the issuance of the Newco ADSs to me pursuant to the Chrysler Merger has been registered with the Commission under the Act on a Registration Statement on Form F-4. However, I have also been advised that, because at the time the Chrysler Merger is submitted for a vote of the stockholders of Chrysler, (a) I may be deemed to be an affiliate of Chrysler


                                      B-1-2
      and (b) the distribution by me of the Newco ADSs has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Newco ADSs issued to me in the Chrysler Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act, or (iii) in the opinion of counsel reasonably acceptable to Newco, or a "no action" letter obtained by the undersigned from the staff of the Commission such sale, transfer or other disposition is otherwise exempt from registration under the Act.

            D. I understand that except as provided for in the Business Combination Agreement, Newco is under no obligation to register the sale, transfer or other disposition of the Newco ADSs by me or on my behalf under the Act or, except as provided in paragraph 2 below, to take any other action necessary in order to make compliance with an exemption from such registration available.

            E. I further represent to, and covenant with, Newco, Daimler-Benz and Chrysler that I will not, during the 30 days prior to the Effective Time, sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the SEC Accounting Series Release No. 135) with respect to shares of Chrysler Common Stock that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the Newco ADSs received by me in the Chrysler Merger or any other shares of the capital stock of Newco until after such time as results covering at least 30 days of operations of Newco have been published by Newco, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 20-F or 6-K, or any other public filing or announcement which includes the combined results of operations of Chrysler and Daimler-Benz (the period commencing 30 days prior to the Effective Time and ending on the date of the publication of the post-Chrysler Merger financial results is referred to herein as the "Pooling Period"). Newco shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that during the aforementioned period, subject to providing written notice to Newco, I will not be prohibited from selling up to 10% of the Newco ADSs (the "10% Shares") received by me or the shares of Chrysler Common Stock owned by me or making charitable contributions or bona fide gifts of the Newco ADSs received by me or the shares of Chrysler Common Stock owned by me, subject to the same restrictions. The 10% Shares shall be calculated in accordance with SEC Accounting Series Release No. 135 as amended by Staff Accounting Bulletin


                                      B-1-3

      No. 76. I covenant with Newco that I will not sell, transfer or otherwise dispose of any 10% Shares during the period commencing on the Effective Time and ending on the last day of the Pooling Period except in compliance with Rule 145(d)(i) under the Act or pursuant to charitable contributions or bona fide gifts.

            F. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Chrysler as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

            2. By Newco AG's acceptance of this letter, Newco AG hereby agrees with me that for so long as and to the extent necessary to permit me to sell the Newco ADSs pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Newco AG shall (a) use its reasonable best efforts (i) to file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (ii) to furnish me upon request a written statement as to whether Newco AG has complied with such reporting requirements during the 12 months preceding any proposed sale of the Newco ADSs by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144.

                                Very truly yours,


                                _____________________________________
                                Name:


                                      B-1-4

Agreed and accepted this __ day
of ___________, 1998, by

DAIMLER-BENZ AKTIENGESELLSCHAFT


By:__________________________________
     Name:
     Title:


By:__________________________________
     Name:
     Title:


CHRYSLER CORPORATION


By:__________________________________
     Name:
     Title:

OPPENHEIM AKTIENGESELLSCHAFT


By: _________________________________
      Name:
       Title:


By:__________________________________
     Name:
     Title:


                                      B-1-5

                                                                     EXHIBIT B-2


                   FORM OF AFFILIATE LETTER FOR AFFILIATES OF
                         DAIMLER-BENZ AKTIENGESELLSCHAFT

Chrysler Corporation
1000 Chrysler Drive
Auburn Hills, Michigan  48326


Daimler-Benz Aktiengesellschaft
225 Epplestrasse
70567 Stuttgart
Germany


Oppenheim Aktiengesellschaft
Unter Sachsenhausen
50667 Koln
Germany

Ladies and Gentlemen:

            I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Daimler-Benz Aktiengesellschaft, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("Daimler-Benz"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases No. 130 and No. 135, as amended, of the Commission. Pursuant to the terms of the Business Combination Agreement, dated as of May 7, 1998 (the "Business Combination Agreement"), among Daimler-Benz, Chrysler Corporation, a Delaware corporation ("Chrysler"), and Oppenheim Aktiengesellschaft, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("Newco AG"), pursuant to which (i) Newco AG will exchange one ordinary share of no par value of Newco AG (the "Newco Ordinary Shares") or one Newco American Depositary Share representing one Newco Ordinary Share (the "Newco ADSs"), for each outstanding ordinary share of DM 5 nominal value of Daimler-Benz or the corresponding no par value share, as the case may be (the "Daimler-Benz Ordinary Shares") or Daimler-Benz American

Depositary Share representing one Daimler-Benz Ordinary Share (the "Daimler-Benz ADSs") tendered pursuant to an exchange offer being made by Newco AG to all holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs (the "Exchange Offer"), (ii) simultaneously with the closing of the Exchange Offer, Chrysler Merger Sub, a Delaware corporation, will merge, with and into Chrysler whereby the Chrysler stockholders will have the right to receive Newco ADSs in exchange for their shares of common stock, par value $1.00 per share, of Chrysler, and
(iii) following the Exchange Offer, Daimler-Benz will merge with and into Newco AG (the "Daimler-Benz Merger") and all remaining outstanding Daimler-Benz Ordinary Shares and Daimler-Benz ADSs will be converted into Newco Ordinary Shares or Newco ADSs, as the case may be, and (iv) stockholders of each of Chrysler and Daimler-Benz will become stockholders of Newco AG. Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Business Combination Agreement.

            As a result of the Exchange Offer and/or the Daimler-Benz Merger, I may receive Newco Ordinary Shares. I would receive such Newco Ordinary Shares in exchange for Daimler-Benz Ordinary Shares owned by me.

            1. I hereby represent, warrant and covenant to Newco AG, Chrysler and Daimler-Benz that in the event I receive any Newco Ordinary Shares as a result of the Exchange Offer and/or the Daimler-Benz Merger:

            A. I shall not make any offer, sale, pledge, transfer or other disposition of Newco Ordinary Shares in violation of the Act or the Rules and Regulations.

            B. I have carefully read this letter and the Business Combination Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Newco Ordinary Shares, to the extent I felt necessary, with my counsel or counsel for Daimler-Benz.

            C. I have been advised that the issuance of the Newco Ordinary Shares to me pursuant to the Exchange Offer or the Daimler-Benz Merger has been registered with the Commission under the Act on a Registration Statement on Form F-4. However, I have also been advised that, because at the time the Exchange Offer and Daimler-Benz Merger are submitted for a vote of the stockholders of Daimler-Benz, (a) I may be deemed to be an affiliate of Daimler-Benz and (b) the distribution by me of the Newco Ordinary Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Newco Ordinary Shares issued to me in the Exchange Offer or the Daimler-Benz Merger unless (i) such sale, transfer or other disposition is made in conformity


                                      B-2-2
      with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act, or (iii) in the opinion of counsel reasonably acceptable to Newco AG, or a "no action" letter obtained by the undersigned from the staff of the Commission such sale, transfer or other disposition is otherwise exempt from registration under the Act.

            D. I understand that except as provided for in the Business Combination Agreement, Newco AG is under no obligation to register the sale, transfer or other disposition of the Newco Ordinary Shares by me or on my behalf under the Act or, except as provided in paragraph 2 below, to take any other action necessary in order to make compliance with an exemption from such registration available.

            E. I further represent to, and covenant with, Newco AG, Daimler-Benz and Chrysler that I will not, during the 30 days prior to the Effective Time, sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the SEC Accounting Series Release No. 135) with respect to Daimler-Benz Ordinary Shares and Daimler-Benz ADSs that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the Newco Ordinary Shares received by me in the Exchange Offer and/or the Daimler-Benz Merger or any other shares of capital stock of Newco AG until after such time as results covering at least 30 days of operations of Newco AG have been published by Newco AG, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 20-F or 6-K, or any other public filing or announcement which includes the combined results of operations of Chrysler and Daimler-Benz (the period commencing 30 days prior to the Effective Time and ending on the date of the publication of the post-Chrysler Merger financial results is referred to herein as the "Pooling Period"). Newco AG shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that during the aforementioned period, subject to providing written notice to Newco AG, I will not be prohibited from selling up to 10% of the Newco Ordinary Shares (the "10% Shares") received by me or the Daimler-Benz Ordinary Shares owned by me or making charitable contributions or bona fide gifts of the Newco Ordinary Shares received by me or the Daimler-Benz Ordinary Shares owned by me, subject to the same restrictions. The 10% Shares shall be calculated in accordance with SEC Accounting Series Release No. 135 as amended by Staff Accounting Bulletin No. 76. I covenant with Newco AG that I will not sell, transfer or otherwise dispose of any 10% Shares during the period commencing on the Effective Time


                                      B-2-3
      and ending on the last day of the Pooling Period except in compliance with Rule 145(d)(i) under the Act or pursuant to charitable contributions or bona fide gifts.

            F. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Daimler-Benz as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

            2. By Newco AG's acceptance of this letter, Newco AG hereby agrees with me that for so long as and to the extent necessary to permit me to sell the Newco Ordinary Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Newco AG shall (a) use its reasonable best efforts (i) to file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (ii) to furnish me upon request a written statement as to whether Newco has complied with such reporting requirements during the 12 months preceding any proposed sale of the Newco Ordinary Shares by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144.


                                    Very truly yours,


                                    ___________________________________
                                    Name:


                                      B-2-4

Agreed and accepted this __ day
of ___________, 1998, by

DAIMLER-BENZ AKTIENGESELLSCHAFT


By:______________________________
    Name:
    Title:


By:______________________________
    Name:
    Title:


CHRYSLER CORPORATION


By:______________________________
    Name:
    Title:


OPPENHEIM AKTIENGESELLSCHAFT


By:______________________________
    Name:
    Title:


By:______________________________
    Name:
    Title:


                                      B-2-5

                                                                       EXHIBIT C


                                     FORM OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               CHRYSLER MERGER SUB

         The undersigned, [Officer], certifies that he is the [Title] of Chrysler Merger Sub, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

                  (a)      The name of the Corporation is Chrysler Merger Sub.

                  (b) The name under which the Corporation was originally incorporated was Chrysler Merger Sub and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May , 1998.

                  (c) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                  (d) The text of the Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

         FIRST: The name of the Corporation is Chrysler Corporation (hereinafter, the "Corporation").

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one penny ($.01).

         FIFTH: The name and mailing address of the Sole Incorporator is as follows:

        Name                                  Address

[                   ]                         [                  ]
                                              [                  ]

         SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

                  (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

                  (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

                  (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or

         (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                  (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

         SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

         The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

         The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation or the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

         Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

         EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

         NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, Chrysler Merger Sub has caused this Certificate to
be duly executed in its corporate name this     day of           , 1998.

                                               CHRYSLER MERGER SUB


                                               By:________________________
                                               Name:
                                               Title:

                                                                       EXHIBIT D



                                     FORM OF

                                     BY-LAWS

                                       OF

                               CHRYSLER MERGER SUB

                     (hereinafter called the "Corporation")

                                    ARTICLE I

                                     OFFICES

         Section 1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

         Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

         Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors.

         Section 2. Annual Meetings. The Annual Meetings of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the Annual Meeting of Stockholders.

         Section 3. Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the "Certificate of Incorporation"), Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman, if there be one, or (ii) the

President, (iii) any Vice President, if there be one, (iv) the Secretary or (v) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors, (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings or (iii) stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

         Section 4. Notice. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

         Section 5. Adjournments. Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

         Section 6. Quorum. Unless otherwise required by law or the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 5, until a quorum shall be present or represented.

         Section 7. Voting. Unless otherwise required by law, the Certificate of Incorporation or these By-laws, any question brought before any meeting of stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the capital stock represented and entitled to vote thereat, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, and subject to Section 5 of Article V hereof, each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in such officer's discretion, may require that any votes cast at such meeting shall be cast by written ballot.

         Section 8. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this Section 8 to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided above in this section.

         Section 9. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

         Section 10. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 9 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

         Section 11. Conduct of Meetings. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

                                   ARTICLE III

                                    DIRECTORS

         Section 1. Number and Election of Directors. The Board of Directors shall consist of not less than one nor more than fifteen members, the exact number of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors. Except as provided in Section 2 of this
Article III, directors shall
be elected by a plurality of the votes cast at the Annual Meetings of Stockholders and each director so elected shall hold office until the next Annual Meeting of Stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

         Section 2. Vacancies. Unless otherwise required by law or the Certificate of Incorporation, vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

         Section 3. Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

         Section 4. Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President, or by any director. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone or telegram on twenty-four (24) hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

         Section 5. Quorum. Except as otherwise required by law or the Certificate of Incorporation, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

         Section 6. Actions by Written Consent. Unless otherwise provided in the Certificate of Incorporation, or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

         Section 7. Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this
Section 7 shall constitute presence in person at such meeting.

         Section 8. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required.

         Section 9. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.


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         Section 10. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because the director or officer's vote is counted for such purpose if (i) the material facts as to the director or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the con tract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.



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                                   ARTICLE IV

                                    OFFICERS

         Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall include a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, also may choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law or the Certificate of Incorporation. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

         Section 2. Election. The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders (or action by written consent of stockholders in lieu of the Annual Meeting of Stockholders), shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

         Section 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.


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         Section 4. Chairman of the Board of Directors. The Chairman of the
Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall be the Chief Executive Officer of the Corporation, unless the Board of Directors designates the President as the Chief Executive Officer, and, except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these By-Laws or by the Board of Directors.

         Section 5. President. The President shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors. If there be no Chairman of the Board of Directors, or if the Board of Directors shall otherwise designate, the President shall be the Chief Executive Officer of the Corporation. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these By-Laws or by the Board of Directors.

         Section 6. Vice Presidents. At the request of the President or in the President's absence or in the event of the President's inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President, or the Vice Presidents if there is more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the

President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

         Section 7. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer's signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

         Section 8. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer's possession or under the Treasurer's control belonging to the Corporation.


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         Section 9. Assistant Secretaries. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary's disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

         Section 10. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer's disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer's possession or under the Assistant Treasurer's control belonging to the Corporation.

         Section 11. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.


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
                                    ARTICLE V

                                      STOCK

         Section 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman of the Board of Directors, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation.

         Section 2. Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

         Section 3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or the owner's legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate.

         Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person's attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

         Section 5. Record Date.


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
         (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; providing, however, that the Board of Directors may fix a new record date for the adjourned meeting.

         (b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolutions taking such prior action.

         (c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date


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for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

         Section 6. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

                                   ARTICLE VI

                                     NOTICES

         Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person's address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex or cable.

         Section 2. Waivers of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.


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                                   ARTICLE VII

                               GENERAL PROVISIONS

         Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 6 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation's capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

         Section 2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

         Section 3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

         Section 4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.


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                                  ARTICLE VIII

                                 INDEMNIFICATION

         Section 1. Power to Indemnify in Actions, Suits or Proceedings other than those by or in the Right of the Corporation. Subject to Section 3 of this
Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

         Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in
Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

         Section 4. Good Faith Defined. For purposes of any determination under
Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person's conduct was unlawful, if such person's action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this
Section 4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may


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
be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this Article VIII, as the case may be.

         Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this
Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

         Section 6. Expenses Payable in Advance. Expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

         Section 7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in
Section 1 or 2 of this Article VIII but whom the Corporation has the power or


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obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

         Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this
Article VIII.

         Section 9. Certain Definitions. For purposes of this Article VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

         Section 10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 11. Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 hereof), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

         Section 12. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this
Article VIII to directors and officers of the Corporation.

                                   ARTICLE IX

                                   AMENDMENTS

         Section 1. Amendments. These By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the stockholders or by the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of stockholders or Board of Directors as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office.

         Section 2. Entire Board of Directors. As used in this Article IX and in these By-Laws generally, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

                                      * * *

Adopted as of: _____________________

Last Amended as of: ________________

                                                                       EXHIBIT E



                               DESIGNATED OFFICERS

                                       OF

                    DAIMLER-BENZ AG AND CHRYSLER CORPORATION



        Jurgen E. Schrempp                             Robert J. Eaton
        Manfred Gentz                                  Thomas T. Stallkamp
        Eckhard Cordes                                 Gary C. Valade
        Jurgen Hubbert                                 Theodor R. Cunningham
        Manfred Bischoff                               Thomas C. Gale
        Kurt Lauk                                      James P. Holden
        Klaus Mangold                                  Dennis K. Pawley
        Heiner Tropitzsch                              Thomas W. Sidlik
        Klaus-Dieter Vohringer
        Dieter Zetsche